Exhibit 99.1

The following excerpts contain information about our company and TCFS Holdings, Inc. (“TCFS”), the parent company of Town & Country Food Stores, (together with TCFS, its predecessors and its consolidated subsidiaries, “Town & Country”). Unless the context otherwise requires, all references to “Susser,” “we,” “us,” and “our,” refer to Susser Holdings, L.L.C., our predecessors and our consolidated subsidiaries. Except as otherwise indicated, the information herein does not give pro forma effect to our proposed acquisition of TCFS (the “Acquisition”) and the related financing transactions (together with the Acquisition, the “Transactions”). In the following excerpts, “South Texas” refers to Brownsville, Corpus Christi, Harlingen, Laredo, McAllen, Victoria and the surrounding communities. “West Texas” refers to Midland-Odessa, San Angelo, Lubbock and the surrounding communities. “Eastern New Mexico” refers to Lea County, Roswell and the surrounding communities.

Recent Developments

We are in the process of finalizing our results of operations for the three and nine month periods ended September 30, 2007. While full financial information for such periods is not yet available, based on management’s current estimates, we believe for the fiscal quarter ended September 30, 2007, our revenues were between $670 million and $680 million, our Adjusted EBITDAR was between $22.5 million and $23.2 million, and our Adjusted EBITDA was between $16.4 million and $17.0 million, compared to $605.1 million, $23.9 million and $18.3 million, respectively, for the same quarter in fiscal 2006. We estimate that our merchandise same store sales increased approximately 7.8% during the third quarter compared to the same quarter in fiscal 2006 and average retail gallons per store increased approximately 10.5% during the third quarter compared to the same quarter in fiscal 2006. We anticipate that our merchandise margins will be between 33.0% and 33.4% during the third quarter compared to 32.2% in the same quarter in fiscal 2006. In addition, we expect our third quarter retail fuel margin per gallon to be between 15.5 and 16.0 cents compared to our record 21.0 cents in the third quarter of fiscal 2006, and our wholesale fuel margin per gallon to be between 6.0 and 6.5 cents compared to 6.9 cents in the same quarter in fiscal 2006.

We opened one additional store in October 2007 and we currently have eight stores under construction and are remodeling one recently acquired store. On September 28, 2007, we completed the sale/leaseback of 11 stores which generated approximately $30 million in proceeds. As of September 30, 2007, we estimate our cash and cash equivalents to be approximately $40 million. We also plan to complete another sale/leaseback transaction prior to the closing date of the Transactions which should generate approximately $10 million in proceeds.

Susser and Town & Country Fiscal Periods

References herein to our fiscal year refer to the fiscal year of Susser, which ends on the Sunday closest to December 31. For example, references to “fiscal 2006” are to the 52 weeks ending December 31, 2006 and references to “fiscal 2005” are to the 52 weeks ending January 1, 2006. Our second quarter of 2007 ended on July 1, 2007, and we present certain data herein as of July 1, 2007, and for the twelve month period ended July 1, 2007. References to the fiscal year of Town & Country refer to years ending on the Saturday closest to October 31. For example, references to Town & Country’s “fiscal 2006” are to the 53 weeks ending November 4, 2006 and references to “fiscal 2005” are to the 52 weeks ending October 29, 2005. Town & Country’s third quarter of fiscal 2007 ended on August 4, 2007, and we present certain financial data for Town & Country herein as of August 4, 2007, and for the twelve month period ended August 4, 2007. References to financial information for the combined company, after giving effect to the acquisition of TCFS Holdings, Inc. and the related financing transactions (the “Combined Company”), for the twelve month period ended July 1, 2007, refer to the pro forma combined financial information for the twelve month period ended July 1, 2007 for Susser and the twelve month period ended August 4, 2007 for Town & Country. Data regarding number of stores is as of September 30, 2007, unless otherwise indicated.

Acquisition of Town & Country

On September 20, 2007, we reached a definitive agreement to acquire San Angelo, Texas-based Town & Country. Town & Country is a privately owned convenience store operator with a leadership position in the attractive markets of West Texas and Eastern New Mexico. Town & Country has 168 locations, comprised of 140 locations serving West Texas and 28 locations serving Eastern New Mexico. After giving effect to the Transactions, Town & Country will own approximately 74% of its stores, along with a land bank of 14 locations for future development.

Town & Country stores offer a broad selection of merchandise, motor fuel and ancillary products and services designed to appeal to the convenience needs of their customers. Like our business, Town & Country derives a significant amount of non-fuel sales revenue from foodservice, operating restaurants in 113 of its stores, primarily under the proprietary Country Cookin’ brand. Town & Country has generated positive merchandise same store sales growth in each of its last five fiscal years, averaging 4.8% per year. For the twelve month period ended August 4, 2007, Town & Country generated revenues, Adjusted EBITDAR and Adjusted EBITDA of $840.1 million, $49.8 million and $48.5 million, respectively. See footnote 2 under “Summary Historical and Pro Forma Consolidated Financial and Operating Data—TCFS” for a reconciliation of TCFS’s Adjusted EBITDA and Adjusted EBITDAR to net income.

The Acquisition complements our existing store portfolio given its contiguous geography, high-quality, larger format store base and similar focus on higher-margin merchandise sales and foodservice offerings. We believe that the Acquisition provides several strategic benefits, including the following:

•

Significantly increased scale. The Acquisition will increase our store base, merchandise sales and retail fuel volume by more than 50%. The Combined Company’s retail network of approximately 500 stores sold over one billion gallons of fuel and generated merchandise sales in excess of $600 million for the twelve month period ended July 1, 2007. This increased footprint and operating scale should allow us to benefit from efficiencies in fuel and merchandise procurement, as well as best practices in store operations, enabling us to better serve our customers across Texas, Eastern New Mexico and parts of Oklahoma.

•

Enhanced market diversification. This Acquisition enhances our market diversification by significantly broadening our geographic coverage into neighboring West Texas and Eastern New Mexico and reducing our exposure to the economic and demographic trends of any one region. In addition, many of Town & Country’s stores are located in smaller markets with limited hypermarket and convenience store competition.

•

Additional growth opportunities. The addition of Town & Country’s markets to our existing retail and wholesale markets provides us with multiple opportunities to open new locations and expand our footprint in existing and contiguous geographies.

•

Cost savings and margin enhancement. We believe the Acquisition provides us with cost saving and margin enhancement opportunities through the leveraging of best practices of both companies in all key functions, including the consolidation of information technology platforms, finance, accounting and shared services, where appropriate. We believe these initiatives will result in estimated annualized cost savings of $2 million by the end of 2008, $1 million of which we expect to be reflected in our 2008 earnings. We believe additional potential cost saving opportunities exist through marketing and purchasing efficiencies.

For the twelve month period ended July 1, 2007, the Combined Company generated pro forma revenues, Adjusted EBITDAR and Adjusted EBITDA of $3,154.2 million, $123.4 million and $94.1 million, respectively. Following the Acquisition, we will continue to focus on in-store merchandising with an emphasis on the high growth and strong margin foodservice category, with 52% of the combined store base featuring one or more of our proprietary foodservice offerings. In addition, with 12.3% of our combined retail gross profit generated from cigarette and tobacco product sales for the twelve month period ended July 1, 2007, the Combined Company will continue to be less reliant on this lower margin product category than the industry, which generated 24.8% of its retail gross profit from cigarette and tobacco product sales in 2006. See footnote 11 to “Summary Historical and Pro Forma Consolidated Financial and Operating Data—Susser” for a reconciliation of pro forma Adjusted EBITDA and Adjusted EDITDAR to net income.

Summary Historical and Pro Forma Consolidated Financial and Operating Data

Susser

The following table sets forth our summary historical and pro forma consolidated financial and operating data. The summary historical consolidated financial data as of and for the fiscal years ended January 2, 2005, January 1, 2006 and December 31, 2006 has been derived from our audited consolidated financial statements and the audited consolidated financial statements of our accounting predecessor, Stripes Holdings LLC, for such periods and such dates, which are included in our public filings with the Securities and Exchange Commission. The statement of operations for fiscal 2005 reflects the combined results of 352 days of Susser Holdings, L.L.C. and 12 days of Stripes Holdings LLC, the direct parent of Susser Holdings, L.L.C. The unaudited historical financial data as of and for the six month periods ended July 2, 2006 and July 1, 2007 have been derived from our unaudited consolidated financial statements. The unaudited historical financial data as of and for the twelve month period ended July 1, 2007 has been derived from our unaudited consolidated financial statements.

The summary unaudited pro forma combined consolidated financial data as of and for the twelve month period ended July 1, 2007 presented below is derived from our and TCFS’s unaudited pro forma consolidated financial information and the notes thereto included under the caption “Unaudited Pro Forma Combined Consolidated Financial Statements” included elsewhere herein. The unaudited pro forma combined consolidated statement of operations data for the twelve month period ended July 1, 2007 (which includes the twelve month period ended July 1, 2007 for Susser and the twelve month period ended August 4, 2007 for Town & Country) gives effect to the Transactions as if they had occurred on July 3, 2006. The unaudited pro forma combined consolidated condensed balance sheet data as of July 1, 2007 (which includes unaudited balance sheet data as of August 4, 2007 for Town & Country) gives effect to the Transactions as if they had occurred on that date. The pro forma adjustments are based upon available information and assumptions that we believe are reasonable; however, we can provide no assurance that the assumptions used in the preparation of the pro forma consolidated financial information are correct. The pro forma consolidated financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what our financial condition or results of operations would have been had the transactions described under “The Transactions” occurred on such dates.

This information is a summary and should be read in conjunction with “Capitalization,” “Unaudited Pro Forma Combined Consolidated Financial Statements,” “Selected Historical Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and related notes included elsewhere herein or in our public filings with the Securities and Exchange Commission.

	Predecessor		Company	Predecessor & Company Combined	Company	Unaudited Six Months Ended		Unaudited Twelve Months Ended July 1, 2007
	Fiscal Year Ended January 2, 2005 (1)	352 Days Ended December 20, 2005	12 Days Ended January 1, 2006	Fiscal Year Ended
				January 1, 2006 (2)	December 31, 2006	July 2, 2006	July 1, 2007	Actual	Pro Forma (3)
			(Dollars and gallons in thousands, except per gallon data)
Statement of Operations Data:
Revenues:
Merchandise sales	$306,990	$320,756	$8,774	$329,530	$365,343	$180,512	$199,290	$384,121	$612,103
Motor fuel sales	1,126,448	1,494,708	50,492	1,545,200	1,876,641	980,053	1,009,695	1,906,283	2,510,129
Other income	20,737	20,773	761	21,534	23,175	11,904	12,460	23,731	32,011

Total revenues	1,454,175	1,836,237	60,027	1,896,264	2,265,159	1,172,469	1,221,445	2,314,135	3,154,243

Gross profit:
Merchandise	98,865	103,873	2,577	106,450	119,092	59,547	64,003	123,548	200,513
Motor fuel	61,159	72,494	1,714	74,208	78,932	37,237	41,078	82,773	129,460
Other	20,491	20,156	761	20,917	22,754	11,571	11,877	23,060	31,340

Total gross profit	180,515	196,523	5,052	201,575	220,778	108,355	116,958	229,381	361,313

Operating expenses:
Personnel	57,320	60,215	2,022	62,237	69,288	34,358	37,903	72,833	109,448
General and administrative (4)	17,528	36,165	445	36,610	19,377	9,416	12,248	22,209	30,872
Operating	45,528	52,146	1,456	53,602	61,953	31,212	31,452	62,193	97,687
Rent (5)	8,653	8,600	1,139	9,739	22,694	11,084	12,120	23,730	29,311
Royalties (6)	3,187	3,306	90	3,396	3,574	1,851	66	1,789	1,789
Loss (gain) on disposal of assets and impairment charge	1,383	(641)	—	(641)	—	(277)	(192)	85	69
Depreciation, amortization, and accretion	26,257	29,269	936	30,205	25,371	11,558	13,485	27,298	37,039

Income (loss) from operations	20,659	7,463	(1,036)	6,427	18,521	9,153	9,876	19,244	55,098
Interest expense, net (7)	(14,605)	(17,527)	(608)	(18,135)	(22,610)	(9,418)	(5,786)	(18,978)	(41,646)
Other miscellaneous (8)	57	(8,858)	—	(8,858)	452	111	196	537	537
Minority interest in income of consolidated subsidiaries	(64)	(70)	(6)	(76)	(61)	(33)	(33)	(61)	(61)

Income (loss) before income taxes	6,047	(18,992)	(1,650)	(20,642)	(3,698)	(187)	4,253	742	13,928
Income tax expense	—	—	—	—	(48)	—	(380)	(428)	(4,877)

Net income (loss)	$6,047	$(18,992)	$(1,650)	$(20,642)	$(3,746)	$(187)	$3,873	$314	$9,051

	Predecessor		Company	Predecessor & Company Combined	Company	Unaudited Six Months Ended		Unaudited Twelve Months Ended July 1, 2007
	Fiscal Year Ended January 2, 2005 (1)	352 Days Ended December 20, 2005	12 Days Ended January 1, 2006	Fiscal Year Ended
				January 1, 2006 (2)	December 31, 2006	July 2, 2006	July 1, 2007	Actual	Pro Forma (3)
			(Dollars and gallons in thousands, except per gallon data)
Cash Flow Data:
Cash provided by (used in):
Operating activities	$27,201	$43,800	$(14,721)	$29,079	$25,613	$17,372	$16,034	$24,275
Investing activities (9)	(42,325)	123,118	(260,207)	(137,089)	(50,191)	(16,954)	(29,144)	(62,381)
Financing activities	8,664	(202,171)	301,141	(98,970)	53,400	4,809	(278)	48,313
Capital expenditures, net (10)	42,325	46,882	—	46,882	50,191	16,954	29,144	62,381

Other Financial Data:
EBITDA (11)	$46,909	$27,804	$(106)	$27,698	$44,283	$20,789	$23,524	$47,018	$92,613
Adjusted EBITDA (11)	49,940	54,515	(106)	54,409	45,225	21,000	24,495	48,720	94,081
Adjusted EBITDAR (11)	58,593	63,115	1,033	64,148	67,919	32,084	36,615	72,450	123,442

Balance Sheet Data (end of period):
Cash and cash equivalents								$19,550	$10,614
Total assets								442,130	856,631
Total debt (7)								120,000	428,000
Stockholders’ equity								166,402	165,928

Store Operating Data:
Number of retail stores (end of period)	306			319	325	320	329	329	497
Number of wholesale sites supplied (end of period)	333			346	367	352	374	374
Average per retail store:
Merchandise revenue	$998			$1,055	$1,142	$567	$614	$1,189	$1,259
Motor fuel gallons	1,125			1,186	1,243	646	648	1,246	1,314
Merchandise same store sales growth (12)	4.8%			3.6%	6.1%	4.9%	5.7%	6.5%

Operating Data:
Merchandise margin, net of shortages	32.2%			32.3%	32.6%	33.0%	32.1%	32.2%	32.8%
Motor fuel gallons sold— retail	343,869			367,941	395,338	204,318	208,417	399,437	627,599
Motor fuel gallons sold—wholesale (13)	427,255			441,543	450,972	227,674	230,267	453,565
Average retail motor fuel price per gallon	$1.70			$2.12	$2.41	$2.44	$2.51	$2.44	$2.50
Retail motor fuel gross profit cents per gallon	12.7 ¢			13.6 ¢	13.6 ¢	12.2 ¢	14.6 ¢	14.9 ¢	16.3	¢
Wholesale motor fuel gross profit cents per gallon (13)	4.1 ¢			5.5 ¢	5.6 ¢	5.4 ¢	4.6 ¢	5.2 ¢

(1)	Fiscal 2004 contained 53 weeks of operations for the retail segment, while all other fiscal years reported and referenced contained 52 weeks.
(2)	The statement of operations data for fiscal 2005 reflects the combined results of 352 days of our predecessor, Susser Holdings, L.L.C., and 12 days of Stripes Holdings LLC.
(3)	The following table presents the unaudited pro forma combined consolidated statement of operations data for the fiscal year ended December 31, 2006 (which includes the twelve month period ended December 31, 2006 for Susser and the twelve month period ended February 3, 2007 for Town & Country) and for the six month periods ended July 2, 2006 (which includes the six month period ended July 2, 2006 for Susser and the six month period ended August 5, 2006 for Town & Country) and July 1, 2007 (which includes the six month period ended July 1, 2007 for Susser and the six month period ended August 4, 2007 for Town & Country). See “Unaudited Pro Forma Combined Consolidated Financial Statements” and the related notes for further discussion regarding our unaudited pro forma combined consolidated financial statements. In addition, the following table also presents the unaudited pro forma combined consolidated statement of operations data for the twelve month period ended July 1, 2007 (which includes the twelve month period ended July 1, 2007 for Susser and the twelve month period ended August 4, 2007 for Town & Country), which has been derived from our unaudited pro forma consolidated financial statements and gives effect to the Transactions as if they had occurred on July 3, 2006.

	Unaudited Pro Forma
	Year Ended December 31, 2006	Six Months Ended July 2, 2006	Six Months Ended July 1, 2007	Twelve Months Ended July 1, 2007
	(Dollars in thousands)
Revenues:
Merchandise sales	$576,549	$284,362	$319,916	$612,103
Motor fuel sales	2,429,045	1,256,965	1,338,049	2,510,129
Other income	29,833	14,720	16,898	32,011

Total revenues	3,035,427	1,556,047	1,674,863	3,154,243
Cost of sales:
Merchandise	385,144	189,095	215,541	411,590
Motor fuel	2,312,401	1,204,155	1,272,423	2,380,669
Other	421	333	583	671

Total cost of sales	2,697,966	1,393,583	1,488,547	2,792,930
Gross Profit:
Merchandise	191,405	95,267	104,375	200,513
Motor fuel	116,644	52,810	65,626	129,460
Other	29,412	14,387	16,315	31,340

Total gross profit	337,461	162,464	186,316	361,313

Operating expenses:
Personnel	104,060	51,122	56,510	109,448
General and administrative	27,488	12,894	16,278	30,872
Operating	94,040	46,821	50,468	97,687
Rent	28,236	13,835	14,910	29,311
Royalties	3,574	1,851	66	1,789
Loss (gain) on disposal of assets and impairment charge	3	(276)	(210)	69
Depreciation, amortization, and accretion	33,617	16,144	19,566	37,039

Total operating expenses	291,018	142,391	157,588	306,215
Income from operations	46,443	20,073	28,728	55,098

Other income (expense):
Interest expense, net	(42,622)	(21,925)	(20,949)	(41,646)
Other miscellaneous	356	15	196	537

Total other income (expense)	(42,266)	(21,911)	(20,753)	(41,108)
Minority interest in income of consolidated subsidiaries	(61)	(33)	(33)	(61)

Income before income taxes	4,116	(1,870)	7,942	13,928
Income tax expense	(1,442)	655	(2,780)	(4,877)

Net income (loss)	$2,674	$(1,216)	$5,162	$9,051

(4)	Includes non-cash stock based compensation expense. Fiscal 2005 includes $17.3 million compensation expense related to the 2005 Transactions.
(5)	Increase in rent expense in fiscal 2006 is largely due to the $170 million sale/leaseback completed in December 2005.
(6)	We did not renew our licensing agreement to use the Circle K brand, which expired in November 2006. We have completed the rebranding of our stores to our proprietary Stripes brand, thereby eliminating the royalty expense effective as of the second quarter of 2007.
(7)	Total pro forma debt includes $50.0 million of fundings under our new revolving credit facility at July 1, 2007. At the time of the closing of the Transactions, which we estimate to be November 13, 2007, we expect to use $46.7 million of cash on hand to partially finance the Transactions, which includes cash on our balance sheet generated since July 1, 2007, approximately $30 million in proceeds from the sale/leaseback transaction that closed on September 28, 2007 and approximately $10 million in proceeds from the sale/leaseback transaction that we anticipate to close prior to the closing of the Acquisition. As a result, we expect to borrow $12.0 million under our new revolving credit facility at closing of the Transactions, resulting in pro forma total debt outstanding of $390 million (including $117 million of senior secured debt) at such time. See “Use of Proceeds.” Pro forma interest expense of $41.6 million for the twelve month period ended July 1, 2007 includes interest expense on $50.0 million of pro forma borrowings under our new revolving credit facility at July 1, 2007. Based on our anticipated debt balances on November 13, 2007, the estimated closing date of the Transaction, pro forma interest expense would have been $38.7 million.

	Unaudited Pro Forma as of July 1, 2007	Estimated Pro Forma as of November 13, 2007
	(Dollars in millions)

New revolving credit facility	$ 50.0	$ 12.0
New term loan facility	105.0	105.0
Existing notes	120.0	120.0
Notes (a)	153.0	153.0

Total debt	$ 428.0	$ 390.0

Ratio of total debt to pro forma Adjusted EBITDA (b)	4.1	x
Ratio of pro forma Adjusted EBITDA to pro forma interest expense (b)	2.4	x

(a)	Includes the estimated premium to face value of the notes.
(b)	Based on pro forma Adjusted EBITDA for the twelve month period ended July 1, 2007.

(8)	Other miscellaneous represents income from a non-consolidated joint venture, minority interest income of our consolidated subsidiary and other non-operating income. For fiscal 2005, it includes (a) $9.8 million of expenses related to the 2005 Transactions charged to miscellaneous expense (see Note 3 in our consolidated financial statements for fiscal 2006) and (b) the realization of a $1.4 million gain on sale of certain warrants.
(9)	Included in fiscal 2005 is $170 million in proceeds from the sale/leaseback completed in December 2005.
(10)	Gross capital expenditures less proceeds from sale/leaseback transactions and asset disposals. Fiscal 2005 excludes the $170 million sale/leaseback transaction in December 2005.
(11)	We define EBITDA as net income before interest expense, net, income taxes and depreciation, amortization and accretion. Adjusted EBITDA further adjusts EBITDA by excluding cumulative effect of changes in accounting principles, discontinued operations, non-cash stock based compensation expense and certain other operating expenses that are reflected in our net income that we do not believe are indicative of our ongoing core operations, such as significant transaction expenses associated with the 2005 Transactions and the gain or loss on disposal of assets and impairment charges. Adjusted EBITDAR further adjusts Adjusted EBITDA by adding back total rent expense. In addition, those expenses that we have excluded from our presentation of Adjusted EBITDA (along with our royalty expenses, marketing expenses and other items) are also excluded in measuring our covenants under our new revolving credit and term loan facilities and the indenture governing our notes.

We believe that EBITDA, Adjusted EBITDA and Adjusted EBITDAR are useful to investors in evaluating our operating performance because:

•

they are used as performance and liquidity measures under our new revolving credit and term loan facilities and the indenture governing our existing notes and the notes, including for purposes of determining whether we have satisfied certain financial performance maintenance covenants and our ability to borrow additional indebtedness and pay dividends;

•	securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities;

•

they facilitate management’s ability to measure the operating performance of our business on a consistent basis by excluding the impact of items not directly resulting from our retail convenience stores and wholesale motor fuel distribution operations;

•

they are used by our management for internal planning purposes, including aspects of our consolidated operating budget, capital expenditures, as well as for segment and individual site operating targets; and

•	they are used by our Board and management for determining certain management compensation targets and thresholds.

EBITDA, Adjusted EBITDA and Adjusted EBITDAR are not recognized terms under GAAP and do not purport to be alternatives to net income as measures of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, Adjusted EBITDA and Adjusted EBITDAR have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•

they do not reflect significant interest expense, or the cash requirements necessary to service interest or principal payments on our new revolving credit and term loan facilities, the notes and the existing notes or, in the case of Adjusted EBITDAR, cash required for rental payments;

•	they do not reflect payments made or future requirements for income taxes;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, Adjusted EBITDA and Adjusted EBITDAR do not reflect cash requirements for such replacements; and

•	because not all companies use identical calculations, our presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDAR may not be comparable to similarly titled measures of other companies.

The following table presents a reconciliation of net income (loss) to EBITDA, Adjusted EBITDA and Adjusted EBITDAR:

	Predecessor		Company	Predecessor & Company Combined	Company	Unaudited Company Six Months Ended		Unaudited Twelve Months Ended July 1, 2007
	Fiscal Year Ended January 2, 2005	352 Days Ended December 20, 2005	12 Days Ended January 1, 2006	Fiscal Year Ended
				January 1, 2006	December 31, 2006	July 2, 2006	July 1, 2007	Actual	Pro Forma
	(Dollars in thousands)
Net income (loss)	$6,047	$(18,992)	$(1,650)	$(20,642)	$(3,746)	$(187)	$3,873	$314	$9,051
Depreciation, amortization, and accretion	26,257	29,269	936	30,205	25,371	11,558	13,485	27,298	37,039
Interest expense, net	14,605	17,527	608	18,135	22,610	9,418	5,786	18,978	41,646
Income tax expense	—	—	—	—	48	—	380	428	4,877

EBITDA	46,909	27,804	(106)	27,698	44,283	20,789	23,524	47,018	92,613
Non-cash stock based compensation expense	1,705	1,188	—	1,188	803	226	1,359	1,936	1,936
Management fee	—	—	—	—	591	373	—	218	—
Loss (gain) on disposal of assets and impairment charge	1,383	(641)	—	(641)	—	(277)	(192)	85	69
Other miscellaneous (a)	(57)	26,164	—	26,164	(452)	(111)	(196)	(537)	(537)

Adjusted EBITDA	49,940	54,515	(106)	54,409	45,225	21,000	24,495	48,720	94,081	(b)
Rent expense	8,653	8,600	1,139	9,739	22,694	11,084	12,120	23,730	29,361

Adjusted EBITDAR	$58,593	$63,115	$1,033	$64,148	$67,919	$32,084	$36,615	$72,450	$123,442	(b)

(a)	Fiscal 2005 included transaction costs associated with the 2005 Transactions of $27.1 million, offset by a gain of $1.4 million on the sale of certain warrants.
(b)	We did not renew our licensing agreement to use the Circle K brand, which expired in November 2006. We have completed the rebranding of our stores to our proprietary Stripes brand, thereby eliminating the royalty expense effective as of the second quarter of 2007. Adding back royalty expense, Adjusted EBITDA and Adjusted EBITDAR for the twelve month period ended July 1, 2007 would be $95.9 million and $125.2 million, respectively.

(12)	We include a store in the same store sales base beginning in its thirteenth full month of operation. Adjusted to eliminate the impact of the 53rd week in fiscal 2004.
(13)	Excludes inter-company sales to our retail segment.

TCFS

The following table sets forth summary historical consolidated financial and operating data of TCFS and its subsidiaries. The summary historical consolidated financial data as of and for the fiscal years ended October 30, 2004, October 29, 2005 and November 4, 2006 have been derived from TCFS’s audited consolidated financial statements for such periods and such dates, which are included herein. The unaudited historical financial data as of and for the nine month periods ended August 5, 2006 and August 4, 2007 and the twelve month period ended August 4, 2007 have been derived from TCFS’s unaudited consolidated financial statements.

This information is a summary and should be read in conjunction with “Selected Historical Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited and unaudited consolidated financial statements of TCFS and related notes included elsewhere herein.

	Fiscal Year Ended (1)			Unaudited Nine Months Ended		Unaudited Twelve Months Ended August 4, 2007
	October 30, 2004	October 29, 2005	November 4, 2006	August 5, 2006	August 4, 2007
	(Dollars and gallons in thousands, except per gallon data)
Statement of Operations Data:
Revenues:
Merchandise sales	$168,231	$187,063	$208,685	$154,929	$174,226	$227,982
Motor fuel sales	291,790	408,604	540,748	396,111	459,209	603,846
Other	4,317	4,485	6,046	4,179	6,413	8,280

Total revenues	464,338	600,152	755,479	555,219	639,848	840,108
Gross profit:
Merchandise	58,145	64,359	71,932	53,801	58,462	76,593
Motor fuel	24,152	31,206	36,065	22,584	32,481	45,962
Other	4,317	4,485	6,046	4,179	6,413	8,280

Total gross profit	86,614	100,050	114,043	80,564	97,356	130,835
Operating expenses:
Personnel	29,525	31,358	34,291	25,534	27,858	36,616
General and administrative	6,950	7,633	8,610	5,729	6,001	8,882
Operating	22,070	27,417	30,612	22,614	27,496	35,494
Rent	1,139	1,196	1,253	966	1,044	1,331
Gain on disposal of assets and impairment charge	(89)	(499)	—	(1)	(17)	(16)
Depreciation and amortization	8,254	9,224	10,131	7,311	9,205	12,025

Income from operations	18,765	23,721	29,146	18,411	25,769	36,504
Interest expense, net	(13,131)	(13,296)	(13,104)	(9,108)	(10,199)	(14,195)

Income before income taxes	5,634	10,425	16,042	9,303	15,570	22,309
Income tax expense	(2,125)	(4,072)	(6,121)	(3,579)	(5,929)	(8,471)

Net income	$3,509	$6,353	$9,921	$5,724	$9,641	$13,838

Cash Flow Data:
Cash provided by (used in):
Operating activities	$13,605	$16,385	$22,910	$15,066	$18,778	$26,622
Investing activities	(11,489)	(14,921)	(30,029)	(13,854)	(11,993)	(28,168)
Financing activities	(3,727)	(426)	2,353	(5,637)	(651)	7,339
Capital expenditures, net	10,876	13,409	20,898	13,854	11,993	19,037

Other Financial Data:
EBITDA (2)	$27,019	$32,945	$39,277	$25,722	$34,974	$48,529
Adjusted EBITDA (2)	26,930	32,446	39,277	25,721	34,957	48,513
Adjusted EBITDAR (2)	28,069	33,642	40,530	26,687	36,001	49,844

	Fiscal Year Ended (1)			Unaudited Nine Months Ended		Unaudited Twelve Months Ended August 4, 2007
	October 30, 2004	October 29, 2005	November 4, 2006	August 5, 2006	August 4, 2007
	(Dollars and gallons in thousands, except per gallon data)
Balance Sheet Data (end of period):
Cash and cash equivalents						$13,321
Total assets						130,588
Total debt						134,148
Shareholders’ deficit						(45,236)

Store Operating Data:
Number of retail stores (end of period)	147	150	165	155	168	168
Average sales per retail store:
Merchandise revenue	$1,161	$1,246	$1,372	$1,025	$1,049	$1,396
Motor fuel gallons	1,225	1,300	1,460	1,077	1,068	1,450
Merchandise same store sales growth (3)	4.6%	7.3%	7.7%	7.8%	9.0%	8.6%

Operating Data:
Merchandise margin, net of shortages	34.6%	34.4%	34.5%	34.7%	33.6%	33.6%
Motor fuel gallons sold—retail	170,106	187,312	213,333	156,237	171,067	228,163
Average retail motor fuel price per gallon	$1.72	$2.18	$2.53	$2.54	$2.62	$2.59
Retail motor fuel gross profit cents per gallon	13.7 ¢	15.9 ¢	16.2 ¢	13.2 ¢	16.9 ¢	18.8 ¢

(1)	Fiscal 2006 contained 53 weeks, while all other fiscal years reported and referenced represent 52 weeks.
(2)	TCFS defines EBITDA as net income before interest expense, net, income taxes and depreciation, amortization and accretion. Adjusted EBITDA further adjusts EBITDA by excluding gain or loss on disposition of assets and certain other operating expenses that are reflected in the net income of TCFS that we do not believe are indicative of its ongoing core operations. Adjusted EBITDAR further adjusts Adjusted EBITDA by adding back total rent expense.

We believe that EBITDA, Adjusted EBITDA and Adjusted EBITDAR of TCFS are useful to investors because:

•	securities analysts and other interested parties use it as a measure of financial performance and debt service capabilities;

•

they facilitate management’s ability to measure the operating performance of the TCFS business on a consistent basis by excluding the impact of items not directly resulting from the retail convenience stores and wholesale motor fuel distribution operations of TCFS;

•

they are used by management for internal planning purposes, including aspects of its consolidated operating budget, capital expenditures, as well as for segment and individual site operating targets; and

•	they will be used by our Board and management for determining certain management compensation targets and thresholds.

EBITDA, Adjusted EBITDA and Adjusted EBITDAR are not recognized terms under GAAP and do not purport to be alternatives to net income as measures of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, Adjusted EBITDA and Adjusted EBITDAR have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of the results of TCFS as reported under GAAP. Some of these limitations include:

•	they do not reflect cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect payments made or future requirements for income taxes;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, Adjusted EBITDA and Adjusted EBITDAR do not reflect cash requirements for such replacements; and

•	because not all companies use identical calculations, TCFS’s presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDAR may not be comparable to similarly titled measures of other companies.

The following table presents a reconciliation of net income to EBITDA, Adjusted EBITDA and Adjusted EBITDAR:

	Fiscal Year Ended			Unaudited Nine Months Ended		Unaudited Twelve Months

	October 30, 2004	October 29, 2005	November 4, 2006	August 5, 2006	August 4, 2007	Ended August 4, 2007
	(Dollars in thousands)

Net income	$3,509	$6,353	$9,921	$5,724	$9,641	$13,838
Depreciation and amortization	8,254	9,224	10,131	7,311	9,205	12,025
Interest expense, net	13,131	13,296	13,104	9,108	10,199	14,195
Income tax expense	2,125	4,072	6,121	3,579	5,929	8,471

EBITDA	27,019	32,945	39,277	25,722	34,974	48,529
Gain on disposal of assets	(89)	(499)	—	(1)	(17)	(16)

Adjusted EBITDA	26,930	32,446	39,277	25,721	34,957	48,513
Rent expense	1,139	1,196	1,253	966	1,044	1,331

Adjusted EBITDAR	$28,069	$33,642	$40,530	$26,687	$36,001	$49,844

(3)	Stores included in same store sales base beginning in its thirteenth full month of operation. Adjusted to eliminate the impact of the 53rd week in 2006.

THE TRANSACTIONS

The following contains summaries of certain agreements that were or will be entered into in connection with the Transactions. The descriptions of such agreements do not purport to be complete and are qualified in their entirety by reference to such agreements.

On September 20, 2007, Susser Holdings Corporation, a Delaware corporation and our indirect parent company, TCFS Acquisition Corporation, a Texas corporation, and an indirect wholly-owned subsidiary of Susser Holdings Corporation, TCFS, a Texas corporation, and each of Devin Lee Bates, James Randal Brooks, Wylie Alvin New and David Lloyd Norris, as individual shareholders and, in the case of Mr. Norris, in his additional capacity as shareholder representative, entered into an Agreement and Plan of Merger. Pursuant to the Agreement and Plan of Merger, TCFS Acquisition Corporation will merge with and into TCFS and TCFS will survive the merger as an indirect wholly-owned subsidiary of Susser Holdings Corporation. We refer to the merger and the related restructuring as the “Acquisition.” As a result of the Acquisition, TCFS will become an indirect wholly-owned subsidiary of Susser Holdings, L.L.C.

Susser Holdings Corporation will pay consideration at closing of approximately $361 million, which includes the refinancing or defeasance of approximately $120 million of estimated net indebtedness of Town & Country as of November 13, 2007, our estimated closing date, plus an additional tax-related payment which we will receive the benefit of post-closing (collectively, the “Aggregate Merger Consideration”). The Aggregate Merger Consideration is subject to certain additional closing adjustments and includes letters of credit totaling $20 million, which will be held in escrow as security for the indemnity obligations of Town & Country and certain of its shareholders. The letters of credit will be eligible to be drawn upon up to $10 million on each of the first and second anniversaries of closing, respectively, in either case, net of any settled or pending indemnity claims.

The Agreement and Plan of Merger contains customary representations and warranties, covenants and closing conditions. The cash needed to fund the Aggregate Merger Consideration (including the refinancing or defeasance of certain indebtedness) and pay related fees and expenses will be provided for by the proceeds from the notes, borrowings under our new revolving credit and term loan facilities, a concurrent sale/leaseback transaction and cash on hand.

We will enter into a new senior secured term loan facility concurrently with the closing of the Acquisition for aggregate borrowings of $105 million, which will be secured primarily by real property acquired in the Acquisition. We will also enter into a new $90 million senior secured revolving credit facility. As of November 13, 2007, the estimated closing date of the Acquisition, we expect the aggregate amount of our indebtedness to be $390 million ($117 million of which we expect will be funded under our new revolving credit and term loan facilities), and expect to have approximately $48 million of borrowing capacity under our new revolving credit facility after giving effect to approximately $30 million in outstanding standby letters of credit (which includes $20 million of letters of credit supporting the indemnity escrow for the Acquisition, 50% of which will be released, subject to final or pending claims, on each of the first and second anniversaries of the closing of the Acquisition). We will be permitted to borrow substantial additional secured indebtedness in the future under the terms of the indenture.

We have executed a purchase agreement with National Retail Properties, LP to sell 13 of the retail stores of Town & Country for approximately $50 million. They will then lease those stores back to us in a sale/leaseback transaction which will close concurrently with the closing of the Acquisition.

USE OF PROCEEDS

The net proceeds from the offering, together with the proceeds from our new revolving credit and term loan facilities, the concurrent sale/leaseback transaction and cash on hand, will be used to finance the Aggregate Merger Consideration and pay related fees and expenses.

Assuming that the Transactions are completed on November 13, 2007, our estimated closing date, the anticipated sources and uses of cash in connection with the Transactions are set forth below, subject to change based on actual cash and debt levels at closing (dollars in millions):

Sources		Uses
Cash on hand (1)	$46.7	Aggregate Merger Consideration (5)(6)	$348.6
Revolving credit facility (2)	12.0	Estimated fees and expenses (7)	18.1
Term loan facility	105.0
Sale/leaseback proceeds	50.0
Notes (3)(4)	153.0

Total Sources	$366.7	Total Uses	$366.7

(1)	Our anticipated cash on hand that we will use at closing includes cash on our balance sheet generated since July 1, 2007, approximately $30 million in proceeds from the sale/leaseback transaction that closed on September 28, 2007 and approximately $10 million in proceeds from the sale/leaseback transaction that we anticipate will close prior to the closing of the Acquisition. Both of these sale/leaseback transactions were, or will be on, certain recently built, remodeled or acquired Susser locations.
(2)	The new revolving credit facility provides for borrowings of up to $90 million. Our peak working capital usage is typically near the end of each month due to the timing of our motor fuel and sales tax payments.
(3)	Includes the estimated premium to face value on the notes.
(4)	Excludes accrued interest from June 15, 2007.
(5)	Susser Holdings Corporation will pay cash consideration at closing of (i) approximately $361.4 million, which includes the refinancing or defeasance of approximately $120 million of estimated net indebtedness of Town & Country as of November 13, 2007, our estimated closing date; plus (ii) an estimated $7.3 million payment to Town & Country shareholders to compensate them for a discounted value of the estimated future tax benefit of Town & Country’s debt defeasance and refinancing costs, which will be kept by us; minus (iii) $20.0 million of letters of credit held in escrow as security for the indemnity obligations of Town & Country and certain of its shareholders, 50% of which will be released, subject to final or pending claims, on each of the first and second anniversaries of the closing of the Acquisition.
(6)	Town & Country will use a portion of the Aggregate Merger Consideration to enter into a defeasance arrangement on a portion of its indebtedness, and those liabilities will not be assumed by us as part of the Transactions.
(7)	Includes commitment, placement and other transaction fees as well as legal, accounting and other professional fees.

CAPITALIZATION

The following table sets forth our unaudited cash and cash equivalents and unaudited capitalization as of July 1, 2007 on an actual basis and on an as adjusted basis to give pro forma effect to the Transactions. The information in this table should be read in conjunction with our audited and unaudited consolidated financial statements and related notes, “Use of Proceeds,” “Unaudited Pro Forma Combined Consolidated Financial Statements,” “Description of Certain Other Indebtedness,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information, in each case, included elsewhere herein or in our public filings with the Securities and Exchange Commission.

	As of July 1, 2007
	Actual	Pro Forma
	(Dollars in millions)

Cash and cash equivalents (1)	$19.6	$10.6

Debt (including current maturities):
Existing indebtedness:
Existing revolving credit facility	$—	$—
Existing senior notes	120.0	120.0
New indebtedness:
New revolving credit facility (1)	—	50.0
New term loan facility	—	105.0
Notes (2)	—	153.0

Total debt (1)(2)	120.0	428.0
Stockholders’ equity	166.4	165.9

Total capitalization	$286.4	$593.9

(1)	Total pro forma debt includes $50.0 million of fundings under our new revolving credit facility at July 1, 2007. At the time of the closing of the Transactions, which we estimate to be November 13, 2007, we expect to use $46.7 million of cash on hand to partially finance the Transactions, which includes cash on our balance sheet generated since July 1, 2007, approximately $30 million in proceeds from the sale/leaseback transaction that closed on September 28, 2007 and approximately $10 million in proceeds from the sale/leaseback transaction that we anticipate to close prior to the closing of the Acquisition. As a result, we expect to borrow $12.0 million under our new revolving credit facility at closing of the Transactions, resulting in pro forma total debt outstanding of $390 million (including $117 million of senior secured debt) at such time. See “Use of Proceeds.”
(2)	Includes the estimated premium to face value on the notes.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma combined consolidated financial statements give effect to the Transactions and the initial public offering of 7,475,000 shares of common stock of Susser Holdings Corporation, our indirect parent company (the “IPO”) completed on October 24, 2006. The IPO is reflected in our historical July 1, 2007 balance sheet, but is not fully reflected in the statement of operations for the fiscal year ended December 31, 2006, or for the six month period ended July 2, 2006. The unaudited pro forma combined consolidated condensed balance sheet as of July 1, 2007 gives effect to the Transactions as if they had occurred on that date. The unaudited pro forma combined consolidated statements of operations for the fiscal year ended December 31, 2006 and the six month period ended July 2, 2006, give effect to the Transactions and the IPO and as if they had occurred on January 2, 2006. The unaudited pro forma combined consolidated statements of operations for the six month period ended July 1, 2007, give effect to the Transactions as if they had occurred on January 1, 2007.

The historical consolidated statement of operations for Susser for the fiscal year ended December 31, 2006 were derived from our audited consolidated financial statements included in our public filings with the Securities and Exchange Commission. The historical consolidated statements of operations for Susser for the six month periods ended July 1, 2007 and July 2, 2006 and the condensed balance sheet as of July 1, 2007 were derived from our unaudited interim consolidated financial statements included in our public filings with the Securities and Exchange Commission.

Town & Country’s fiscal year ends on the Saturday closest to October 31. For purposes of this pro forma presentation, we rolled forward Town & Country’s fiscal year by one quarter to better match the periods being combined with Susser’s financial statements. The historical consolidated statement of operations for Town & Country for the twelve month period ended February 3, 2007 were derived from the audited financial statements for the fiscal year ended November 4, 2006, included elsewhere herein, and the unaudited interim consolidated financial statements for the three month periods ended February 3, 2007 and February 2, 2006. The historical consolidated statements of operations for Town & Country for the six month periods ended August 4, 2007 and August 5, 2006 and the condensed balance sheet as of August 4, 2007 were derived from the unaudited interim consolidated financial statements included elsewhere herein, and the unaudited interim consolidated financial statements for the three month periods ended February 3, 2007 and February 2, 2006. The accompanying notes to unaudited pro forma combined consolidated statements of operations provide further details of the derivation of the historical periods presented.

The unaudited pro forma combined consolidated financial statements presented below are based on the assumptions and adjustments described in the accompanying notes. Such unaudited pro forma combined consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of what our financial position or results of operations would have been had the Transactions or the IPO been consummated on the dates indicated, nor are they necessarily indicative of what our financial position or results of operations will be in future periods. The unaudited pro forma combined consolidated financial statements, and the accompanying notes thereto, should be read in conjunction with the historical audited financial statements, and accompanying notes thereto, all of which are included elsewhere herein or in our public filings with the Securities and Exchange Commission. The allocation of the purchase price to acquired assets and liabilities in the unaudited pro forma combined consolidated financial statements are based on management’s preliminary internal valuation estimates. Such allocations will be finalized based on valuation and other studies to be performed by management with the services of outside valuation specialists after the closing of the Acquisition. Accordingly, the purchase price allocation adjustments and related impacts on the unaudited pro forma combined consolidated financial statements are preliminary and are subject to revision, which may be material, after the closing of the Acquisition.

SUSSER HOLDINGS CORPORATION

UNAUDITED PRO FORMA COMBINED CONSOLIDATED CONDENSED BALANCE SHEET

As of July 1, 2007

(Dollars in thousands)

	Historical		Pro Forma Transaction Adjustments		Pro Forma Combined
	July 1, 2007	August 4, 2007
	Susser Holdings	TCFS Holdings
Assets
Cash and cash equivalents	$19,550	$13,321	$(22,257	) (1)	$10,614
Accounts and notes receivable, net	54,554	16,260	—		70,814
Inventories, net	43,205	13,024	5,746	(2)	61,975
Other current assets	2,901	1,228	—		4,129

Total current assets	120,210	43,833	(16,511)		147,532
Property and equipment, net	249,640	81,540	104,225	(3)	435,405
Goodwill	44,762	2,964	185,315	(4)	233,041
Other intangible assets, net	16,061	85	12,651	(5)	28,797
Other non-current assets	11,457	2,166	(1,767	) (6)	11,856

Total Assets	$442,130	$130,588	$283,913		$856,631

Liabilities and Stockholders’ Equity
Current portion of long term debt	$—	$9,373	$(4,123	) (7)	$5,250
Other current liabilities	119,864	41,272	257	(8)	161,393

Revolving line of credit	—	—	50,000	(9)	50,000
Long term debt	120,000	124,774	127,977	(10)	372,750
Other long term liabilities	35,206	405	65,040	(11)	100,652

Total long term liabilities	155,206	125,179	243,017		523,402
Minority interests in consolidated subsidiaries	658	—	—		658
Stockholders’ equity	166,402	(45,236)	44,762	(12)	165,928

Total Liabilities and Stockholders’ Equity	$442,130	$130,588	$283,913		$856,631

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED CONDENSED BALANCE SHEET

(1)	Total cash consideration for the Acquisition includes (i) the purchase of Town & Country equity of $240.6 million; plus (ii) the refinancing or defeasance of $134.3 million of gross indebtedness of Town & Country as of August 4, 2007 (including $0.2 million of accrued interest); plus (iii) an estimated $7.3 million tax-related payment, which we will receive the benefit of post-closing; minus (iv) $20.0 million of letters of credit held in escrow as security for the indemnity obligations of Town & Country and certain of its shareholders. Approximately $22.3 million of combined Susser and Town & Country cash will be used to partially fund the Acquisition and pay $18.1 million of fees and expenses, after (i) the issuance of $153.0 million of notes, including an estimated $3.0 million premium to face value, (ii) borrowings of $105.0 million under our new term loan facility, (iii) borrowings of $50.0 million under our new revolving credit facility and (iv) the completion of a concurrent $50.0 million sale/leaseback on certain Town & Country properties.
(2)	Reflects the increase in the inventory value from the stated LIFO value to estimated fair value of inventory at July 1, 2007.
(3)	Reflects the estimated $154.2 million write-up of property and equipment to estimated fair value, less the concurrent $50.0 million sale/leaseback transaction.
(4)	Reflects the estimated goodwill related to the Acquisition and the write-off of the existing goodwill on Town & Country’s balance sheet.
(5)	Reflects debt issuance costs of $13.1 million, net of the write-off of $0.4 million in unamortized debt issuance costs related to the refinancing of Susser’s existing revolving line of credit.
(6)	Reflects the write-off of unamortized debt issuance costs related to Town & Country’s existing debt.
(7)	Reflects the refinancing or defeasance of the current portion of long term debt of Town & Country of $9.4 million. Also reflects $5.2 million in scheduled amortization due in the first year under our new term loan facility.
(8)	Reflects $0.3 million of net current income tax liability resulting from the concurrent sale/leaseback transaction, the debt defeasance costs and the write-off of the unamortized debt issuance costs related to certain Town & Country indebtedness.
(9)	Reflects $50.0 million in borrowings under our new revolving credit facility.
(10)	Reflects (i) the issuance of $150.0 million of the notes and the related estimated $3.0 million premium to face value; plus (ii) borrowings of $105.0 million under our new term loan facility less $5.2 million of scheduled amortization due in the first year; less (iii) the refinancing or defeasance of the long term portion of Town & Country’s debt of $124.8 million.
(11)	Reflects $20.0 million of deferred purchase price to be paid 50% on each of the first and second anniversaries of closing, less any indemnified claims, which are assumed to be zero; and $55.9 million net deferred tax liability related to write-up of property and equipment and inventory to estimated fair value, net of a $10.9 million estimated tax liability related to the concurrent $50.0 million sale/leaseback transaction.
(12)	Reflects (i) the elimination of Town & Country’s stockholders’ deficit of $45.2 million, (ii) the write-off of $1.8 million of unamortized debt issuance costs related to the refinancing of certain Town & Country indebtedness, and (iii) the write-off of $0.4 million of unamortized loan costs related to the refinancing of Susser’s existing line of credit.

SUSSER HOLDINGS CORPORATION

UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2006

(Dollars in thousands)

	Historical for the Twelve Months Ended		Pro Forma IPO Adjustments		Pro Forma Transactions Adjustments		Pro Forma Combined
	December 31, 2006	February 3, 2007 (1)
	Susser Holdings	TCFS Holdings
Revenues:
Merchandise sales	$365,343	$211,206	$—		$—		$576,549
Motor fuel sales	1,876,641	552,404	—		—		2,429,045
Other income	23,175	6,658	—		—		29,833

Total revenues	2,265,159	770,268	—		—		3,035,427
Cost of sales:
Merchandise	246,251	139,209	—		(316	) (6)	385,144
Motor fuel	1,797,709	514,097	—		595	(6)	2,312,401
Other	421	—	—		—		421

Total cost of sales	2,044,381	653,306	—		279		2,697,966

Gross profit	220,778	116,962	—		(279)		337,461
Operating expenses:
Personnel	69,288	34,772	—		—		104,060
General and administrative	19,377	8,702	(591	) (2)	—		27,488
Operating	61,953	32,087	—		—		94,040
Rent	22,694	1,292	—		4,250	(7)	28,236
Royalties	3,574	—	—		—		3,574
Loss (gain) on disposal of assets and impairment charge	—	3	—		—		3
Depreciation, amortization, and accretion	25,371	10,655	(1,991	) (3)	(418	) (8)	33,617

Total operating expenses	202,257	87,511	(2,582)		3,832		291,018

Income from operations	18,521	29,451	2,582		(4,111)		46,443
Other income (expense):
Interest expense, net	(22,610)	(13,817)	10,315	(4)	(16,510	) (9)	(42,622)
Other miscellaneous	452	(96)	—		—		356

Total other income (expense)	(22,158)	(13,913)	10,315		(16,510)		(42,266)
Minority interest in income of consolidated subsidiaries	(61)	—	—		—		(61)

Net income before income taxes	(3,698)	15,538	12,897		(20,261)		4,116
Income tax expense	(48)	(5,898)	(3,220	) (5)	7,724	(10)	(1,442)

Net income (loss)	$(3,746)	$9,640	$9,677		$(12,897)		$2,674

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2006

(1)	The historical consolidated statement of operations for Town & Country for the twelve month period ended February 3, 2007 were derived from the audited financial statements for the fiscal year ended November 4, 2006 and the unaudited interim consolidated financial statements for the three month periods ended February 3, 2007 and February 4, 2006 as follows:

	Fiscal Year Ended November 4, 2006	Remove	Add	Twelve Months Ended February 3, 2007
		Three Months Ended February 4, 2006	Three Months Ended February 3, 2007
	(Dollars in thousands)
Revenues:
Merchandise sales	$208,685	$51,079	$53,600	$211,206
Motor fuel sales	540,748	119,199	130,855	552,404
Other	6,046	1,363	1,975	6,658

Total revenues	755,479	171,641	186,430	770,268
Cost of sales:
Merchandise	136,753	32,911	35,367	139,209
Motor fuel	504,683	111,263	120,677	514,097
Other	—	—	—	—

Total cost of sales	641,436	144,174	156,044	653,306

Gross profit	114,043	27,467	30,386	116,962
Operating expenses:
Personnel	34,291	8,770	9,251	34,772
General and administrative	8,610	1,879	1,971	8,702
Operating	30,612	7,005	8,480	32,087
Rent	1,253	340	379	1,292
Royalties	—	—	—	—
Loss (gain) on disposal of assets and impairment charge	—	(2)	1	3
Depreciation and amortization	10,131	2,391	2,915	10,655

Total operating expenses	84,897	20,383	22,997	87,511
Income from operations	29,146	7,084	7,389	29,451
Other income (expense):
Interest expense, net	(13,104)	(2,744)	(3,457)	(13,817)
Other miscellaneous	—	96	—	(96)

Total other income (expense)	(13,104)	(2,648)	(3,457)	(13,913)
Minority interest in income of consolidated subsidiaries	—	—	—	—

Net income before income taxes	16,042	4,436	3,932	15,538
Income tax expense	(6,121)	(1,723)	(1,500)	(5,898)

Net income	$9,921	$2,712	$2,432	$9,640

(2)	Reflects elimination of management fee upon completion of the IPO.
(3)	Eliminates amortization of financing costs related to the redemption of $50.0 million of existing notes with proceeds from the IPO.
(4)	Reflects the elimination of interest expense and prepayment penalty related to the redemption of $50.0 million of existing notes with proceeds from the IPO.
(5)	Reflects the recording of an income tax provision in connection with our corporate formation transactions at an effective rate of 35%.
(6)	Reflects the increase in Town & Country’s inventory value from the stated LIFO value to the estimated fair value of inventory for the stated periods.
(7)	Reflects incremental rent expense on the concurrent $50.0 million sale/leaseback.
(8)	Reflects additional depreciation of $2.1 million related to the write-up of property, plant and equipment, to estimated fair value net of the elimination of depreciation of $2.5 million related to property, plant and equipment included in the concurrent $50.0 million sale/leaseback transaction.
(9)	Eliminates $13.8 million of interest on Town & Country debt that is refinanced or defeased and reflects interest expense (including $2.9 million of amortization of debt issuance costs) of $30.3 million related to the new debt.
(10)	Reflects income tax at a 35% effective rate.

SUSSER HOLDINGS CORPORATION

UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

For the Six Months Ended July 1, 2007

(Dollars in thousands)

	Historical for the Six Months Ended		Pro Forma Transaction Adjustments		Pro Forma Combined
	July 1, 2007	August 4, 2007 (1)
	Susser Holdings	TCFS Holdings
Revenues:
Merchandise sales	$199,290	$120,626	$—		$319,916
Motor fuel sales	1,009,695	328,354	—		1,338,049
Other income	12,460	4,438	—		16,898

Total revenues	1,221,445	453,418	—		1,674,863
Cost of sales:
Merchandise	135,287	80,397	(143	) (2)	215,541
Motor fuel	968,617	306,051	(2,245	) (2)	1,272,423
Other	583	—	—		583

Total cost of sales	1,104,487	386,448	(2,388)		1,488,547

Gross profit	116,958	66,970	2,388		186,316
Operating expenses:
Personnel	37,903	18,607	—		56,510
General and administrative	12,248	4,030	—		16,278
Operating	31,452	19,016	—		50,468
Rent	12,120	665	2,125	(3)	14,910
Royalties	66	—	—		66
Loss (gain) on disposal of assets and impairment charge	(192)	(18)	—		(210)
Depreciation, amortization, and accretion	13,485	6,290	(209	) (4)	19,566

Total operating expenses	107,082	48,590	1,916		157,588

Income from operations	9,876	18,380	472		28,728
Other income (expense):
Interest expense, net	(5,786)	(6,742)	(8,421	) (5)	(20,949)
Other miscellaneous	196	—	—		196

Total other income (expense)	(5,590)	(6,742)	(8,421)		(20,753)
Minority interest in income of consolidated subsidiaries	(33)	—	—		(33)

Net income before income taxes	4,253	11,638	(7,949)		7,942
Income tax expense	(380)	(4,429)	2,029	(6)	(2,780)

Net income (loss)	$3,873	$7,209	$(5,920)		$5,162

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JULY 1, 2007

(1)	The historical consolidated statement of operations for Town & Country for the six month period ended August 4, 2007 were derived from the unaudited interim consolidated financial statements for the nine month period ended August 4, 2007 and for the three month period ended February 3, 2007 as follows:

		Remove
	Nine Months Ended August 4, 2007	Three Months Ended February 3, 2007	Six Months Ended August 4, 2007
	(Dollars in thousands)
Revenues:
Merchandise sales	$174,226	$53,600	$120,626
Motor fuel sales	459,209	130,855	328,354
Other	6,413	1,975	4,438

Total revenues	639,848	186,430	453,418
Cost of sales:
Merchandise	115,764	35,367	80,397
Motor fuel	426,728	120,677	306,051
Other	—	—	—

Total cost of sales	542,492	156,044	386,448

Gross profit	97,356	30,386	66,970
Operating expenses:
Personnel	27,858	9,251	18,607
General and administrative	6,001	1,971	4,030
Operating	27,496	8,480	19,016
Rent	1,044	379	665
Royalties	—	—	—
Loss (gain) on disposal of assets and impairment charge	(17)	1	(18)
Depreciation and amortization	9,205	2,915	6,290

Total operating expenses	71,587	22,997	48,590

Income from operations	25,769	7,389	18,380
Other income (expense):
Interest expense, net	(10,199)	(3,457)	(6,742)
Other miscellaneous	—	—	—

Total other income (expense)	(10,199)	(3,457)	(6,742)
Minority interest in income of consolidated subsidiaries	—	—	—

Net income before income taxes	15,570	3,932	11,638
Income tax expense	(5,929)	(1,500)	(4,429)

Net income	$9,641	$2,432	$7,209

(2)	Reflects the increase in Town & Country’s inventory value from the stated LIFO value to the estimated fair value of inventory for the stated periods.
(3)	Reflects incremental rent expense on the concurrent $50.0 million sale/leaseback.
(4)	Reflects additional depreciation of $1.1 million related to the write-up of property, plant and equipment to estimated fair value, net of the elimination of depreciation of $1.3 million related to property, plant and equipment included in the concurrent $50.0 million sale/leaseback transaction.
(5)	Eliminates $6.7 million of interest on Town & Country debt that is refinanced or defeased and reflects interest expense (including $1.5 million of amortization of debt issuance costs) of $15.2 million related to the new debt.
(6)	Reflects income tax at a 35% effective rate.

SUSSER HOLDINGS CORPORATION

UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

For the Six Months Ended July 2, 2006

(Dollars in thousands)

	Historical for the Six Months Ended		Pro Forma IPO Adjustments		Pro Forma Transaction Adjustments		Pro Forma Combined
	July 2, 2006	August 5, 2006 (1)
	Susser Holdings	TCFS Holdings
Revenues:
Merchandise sales	$180,512	$103,850	$—		$—		$284,362
Motor fuel sales	980,053	276,912	—		—		1,256,965
Other income	11,904	2,816	—		—		14,720

Total revenues	1,172,469	383,578	—		—		1,556,047

Cost of sales:
Merchandise	120,965	68,217	—		(87	) (6)	189,095
Motor fuel	942,816	262,264	—		(925	) (6)	1,204,155
Other	333	—	—		—		333

Total cost of sales	1,064,114	330,481	—		(1,012)		1,393,583

Gross profit	108,355	53,097	—		1,012		162,464
Operating expenses:
Personnel	34,358	16,764	—		—		51,122
General and administrative	9,416	3,850	(372	) (2)	—		12,894
Operating	31,212	15,609	—		—		46,821
Rent	11,084	626	—		2,125	(7)	13,835
Royalties	1,851	—	—		—		1,851
Loss (gain) on disposal of assets and impairment charge	(277)	1	—		—		(276)
Depreciation, amortization, and accretion	11,558	4,920	(125	) (3)	(209	) (8)	16,144

Total operating expenses	99,202	41,770	(497)		1,916		142,391

Income from operations	9,153	11,327	497		(904)		20,073
Other income (expense):
Interest expense, net	(9,418)	(6,364)	2,656	(4)	(8,799	) (9)	(21,925)
Other miscellaneous	111	(96)	—		—		15

Total other income (expense)	(9,307)	(6,460)	2,656		(8,799)		(21,911)
Minority interest in income of consolidated subsidiaries	(33)	—	—		—		(33)

Net income before income taxes	(187)	4,867	3,153		(9,703)		(1,870)
Income tax expense	—	(1,856)	(1,038	) (5)	3,548	(10)	655

Net income	$(187)	$3,011	$2,115		$(6,155)		$(1,216)

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JULY 2, 2006

(1)	The historical consolidated statement of operations for Town & Country for the six month period ended August 5, 2006 were derived from the unaudited interim consolidated financial statements for the nine month period ended August 5, 2006 and for the three month period ended February 4, 2006 as follows:

		Remove
	Nine Months Ended August 5, 2006	Three Months Ended February 4, 2006	Six Months Ended August 5, 2006
	(Dollars in thousands)
Revenues:
Merchandise sales	$154,929	$51,079	$103,850
Motor fuel sales	396,111	119,199	276,912
Other	4,179	1,363	2,816

Total revenues	555,219	171,641	383,578

Cost of sales:
Merchandise	101,128	32,911	68,217
Motor fuel	373,527	111,263	262,264
Other	—	—	—

Total cost of sales	474,655	144,174	330,481

Gross profit	80,564	27,467	53,097
Operating expenses:
Personnel	25,534	8,770	16,764
General and administrative	5,729	1,879	3,850
Operating	22,614	7,005	15,609
Rent	966	340	626
Royalties	—	—	—
Loss (gain) on disposal of assets and impairment charge	(1)	(2)	1
Depreciation and amortization	7,311	2,391	492

Total operating expenses	62,153	20,383	41,770
Income from operations	18,411	7,084	11,327
Other income (expense):
Interest expense, net	(9,108)	(2,744)	(6,364)
Other miscellaneous	—	96	(96)

Total other income (expense)	(9,108)	(2,648)	(6,460)
Minority interest in income of consolidated subsidiaries	—	—	—

Net income before income taxes	9,303	4,436	4,867

Income tax expense	(3,579)	(1,723)	(1,856)

Net income	$5,724	$2,713	$3,011

(2)	Reflects elimination of management fee upon completion of the IPO.
(3)	Eliminates amortization of financing costs related to the redemption of $50 million of the existing notes with proceeds from the IPO.
(4)	Eliminates interest expense related to the redemption of $50 million of the existing notes with proceeds from the IPO.
(5)	Reflects the recording of an income tax provision in connection with our corporate formation transactions at an effective rate of 35%.
(6)	Reflects the increase in Town & Country’s inventory value from the stated LIFO value to the estimated fair value of inventory for the stated periods.
(7)	Reflects incremental rent expense on the concurrent $50.0 million sale/leaseback transaction.
(8)	Reflects additional depreciation of $1.1 million related to the write-up of property, plant and equipment to estimated fair value, net of the elimination of depreciation of $1.3 million related to property, plant and equipment included in the concurrent $50.0 million sale/leaseback.
(9)	Eliminates $6.4 million of interest on Town & Country debt that is refinanced or defeased and reflects interest expense (including $1.5 of amortization of debt issuance costs) of $15.2 million related to the new debt.
(10)	Reflects income tax at a 35% effective rate.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

TCFS

The data in the tables below is derived from the historical consolidated financial statements of TCFS Holdings, Inc., a Texas corporation, and the parent of the Town & Country Food Stores. Following the completion of the Acquisition, TCFS Holdings, Inc. will be a wholly-owned indirect subsidiary of Susser Holdings, L.L.C.

The selected historical consolidated financial data as of and for the fiscal years ended November 2, 2002, November 1, 2003, October 30, 2004, October 29, 2005 and November 4, 2006 has been derived from audited consolidated financial statements for such periods and such dates. The selected historical consolidated financial data as of and for the nine month periods ended August 5, 2006 and August 4, 2007 has been derived from unaudited consolidated financial statements for those periods.

The historical results included below and elsewhere herein are not necessarily indicative of future performance and the results for the nine month period ended August 4, 2007 are not necessarily indicative of results of operations for the fiscal year ending November 3, 2007. This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes of TCFS Holdings, Inc. included elsewhere herein.

						Unaudited
	Fiscal Year Ended (1)					Nine Months Ended
	November 2, 2002	November 1, 2003	October 30, 2004	October 29, 2005	November 4, 2006	August 5, 2006	August 4, 2007
	(Dollars and gallons in thousands, except per gallon data)
Statement of Operations Data:
Revenues:
Merchandise sales	$151,267	$158,365	$168,231	$187,063	$208,685	$154,929	$174,226
Motor fuel sales	185,661	233,861	291,790	408,604	540,748	396,111	459,209
Other	3,459	3,938	4,317	4,485	6,046	4,179	6,413

Total revenues	340,387	396,164	464,338	600,152	755,479	555,219	639,848

Gross profit:
Merchandise	55,298	57,765	58,145	64,359	71,932	53,801	58,462
Motor fuel	18,285	21,138	24,152	31,206	36,065	22,584	32,481
Other	3,459	3,938	4,317	4,485	6,046	4,179	6,413

Total gross profit	77,042	82,841	86,614	100,050	114,043	80,564	97,356

Operating expenses:
Personnel	27,937	27,835	29,525	31,358	34,291	25,534	27,858
General and administrative	5,346	6,294	6,950	7,633	8,610	5,729	6,001
Operating	19,572	20,506	22,070	27,417	30,612	22,614	27,496
Rent	1,076	1,113	1,139	1,196	1,253	966	1,044
Loss (gain) on disposal of assets and impairment charge	(16)	(7)	(89)	(499)	—	(1)	(17)
Depreciation and amortization	8,466	8,310	8,254	9,224	10,131	7,311	9,205

Income from operations	14,661	18,790	18,765	23,721	29,146	18,411	25,769
Interest expense, net	(13,739)	(13,321)	(13,131)	(13,296)	(13,104)	(9,108)	(10,199)

Income before income taxes	922	5,469	5,634	10,425	16,042	9,303	15,570
Income tax expense	(390)	(2,112)	(2,125)	(4,072)	(6,121)	(3,579)	(5,929)

Income before change in accounting principle	532	3,357	3,509	6,353	9,921	5,724	9,641
Cumulative effect of change in accounting principle, net of tax	—	(70)	—	—	—	—	—

Net income	$532	$3,287	$3,509	$6,353	$9,921	$5,724	$9,641

Cash Flow Data:
Cash provided by (used in):
Operating activities	$7,789	$15,412	$13,605	$16,385	$22,910	$15,066	$18,778
Investing activities	(7,196)	(7,865)	(11,489)	(14,921)	(30,029)	(13,854)	(11,993)
Financing activities	(2,596)	(1,276)	(3,727)	(426)	2,353	(5,637)	(651)
Capital expenditures, net	7,167	7,903	10,876	13,409	20,898	13,854	11,993

						Unaudited
	Fiscal Year Ended (1)					Nine Months Ended
	November 2, 2002	November 1, 2003	October 30, 2004	October 29, 2005	November 4, 2006	August 5, 2006	August 4, 2007
	(Dollars and gallons in thousands, except per gallon data)
Other Financial Data:
EBITDA (2)	$23,127	$27,030	$27,019	$32,945	$39,277	$25,722	$34,974
Adjusted EBITDA (2)	23,111	27,093	26,930	32,446	39,277	25,721	34,957
Adjusted EBITDAR (2)	24,187	28,206	28,069	33,642	40,530	26,687	36,001

Balance Sheet Data (end of period):
Cash and cash equivalents	$6,254	$12,525	$10,915	$11,953	$7,187	$7,528	$13,321
Total assets	78,094	85,331	88,537	98,401	116,436	100,479	130,588
Total debt	129,715	128,943	127,800	126,642	132,128	124,025	134,148
Shareholders’ deficit	(70,097)	(67,224)	(66,183)	(59,386)	(53,818)	(56,361)	(45,236)

Store Operating Data:
Number of retail stores (end of period)	141	143	147	150	165	155	168
Average sales per retail store:
Merchandise revenue	$1,073	$1,113	$1,161	$1,246	$1,372	$1,025	$1,049
Motor fuel gallons	1,086	1,168	1,225	1,300	1,460	1,077	1,068
Merchandise same store sales growth (3)	1.0%	3.5%	4.6%	7.3%	7.7%	7.8%	9.0%

Operating Data:
Merchandise margin, net of shortages	36.6%	36.6%	34.6%	34.4%	34.5%	34.7%	33.6%
Motor fuel gallons sold—retail	145,488	158,086	170,106	187,312	213,333	156,237	171,067
Average retail motor fuel price per gallon	$1.28	$1.48	$1.72	$2.18	$2.53	$2.54	$2.62
Retail motor fuel gross profit cents per gallon	11.9 ¢	12.8 ¢	13.7 ¢	15.9 ¢	16.2 ¢	13.2 ¢	16.9 ¢

(1)	Fiscal 2006 contained 53 weeks, while all other fiscal years reported and referenced represent 52 weeks.
(2)	TCFS defines EBITDA as net income before interest expense, net, income taxes and depreciation, amortization and accretion. Adjusted EBITDA further adjusts EBITDA by excluding gain or loss on disposition of assets and certain other operating expenses that are reflected in the net income of TCFS that we do not believe are indicative of its ongoing core operations. Adjusted EBITDAR further adjusts Adjusted EBITDA by adding back total rent expense.

We believe that EBITDA, Adjusted EBITDA and Adjusted EBITDAR of TCFS are useful to investors because:

•	securities analysts and other interested parties use it as a measure of financial performance and debt service capabilities;

•

they facilitate management’s ability to measure the operating performance of the TCFS business on a consistent basis by excluding the impact of items not directly resulting from the retail convenience stores and wholesale motor fuel distribution operations of TCFS;

•

they are used by management for internal planning purposes, including aspects of its consolidated operating budget, capital expenditures, as well as for segment and individual site operating targets; and

•	they will be used by our Board and management for determining certain management compensation targets and thresholds.

EBITDA, Adjusted EBITDA and Adjusted EBITDAR are not recognized terms under GAAP and do not purport to be alternatives to net income as measures of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, Adjusted EBITDA and Adjusted EBITDAR have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of the results of TCFS as reported under GAAP. Some of these limitations include:

•	they do not reflect cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, Adjusted EBITDA and Adjusted EBITDAR do not reflect cash requirements for such replacements; and

•	because not all companies use identical calculations, TCFS’s presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDAR may not be comparable to similarly titled measures of other companies.

The following table presents a reconciliation of net income to EBITDA, Adjusted EBITDA and Adjusted EBITDAR:

	Fiscal Year Ended					Unaudited Nine Months Ended
	November 2, 2002	November 1, 2003	October 30, 2004	October 29, 2005	November 4, 2006	August 5, 2006	August 4, 2007
Net income	$532	$3,287	$3,509	$6,353	$9,921	$5,724	$9,641
Depreciation and amortization	8,466	8,310	8,254	9,224	10,131	7,311	9,205
Interest expense, net	13,739	13,321	13,131	13,296	13,104	9,108	10,199
Income tax expense	390	2,112	2,125	4,072	6,121	3,579	5,929

EBITDA	23,127	27,030	27,019	32,945	39,277	25,722	34,974
Gain on disposal of assets	(16)	(7)	(89)	(499)	—	(1)	(17)
Other miscellaneous	—	70	—	—	—	—	—

Adjusted EBITDA	23,111	27,093	26,930	32,446	39,277	25,721	34,957
Rent expense	1,076	1,113	1,139	1,196	1,253	966	1,044

Adjusted EBITDAR	$24,187	$28,206	$28,069	$33,642	$40,530	$26,687	$36,001

(3)	Stores included in same store sales base beginning in its thirteenth full month of operation. Adjusted to eliminate the impact of the 53rd week in 2006.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Town & Country - Results of Operations

The following table sets forth Town & Country’s revenues, cost of sales, gross profit, operating expenses and operating income as a percentage of total revenues for the period indicated:

	Fiscal Year Ended			Unaudited Nine Months Ended
	October 30, 2004	October 29, 2005	November 4, 2006	August 5, 2006	August 4, 2007
Revenues:
Merchandise sales	36.2%	31.2%	27.6%	27.9%	27.2%
Motor fuel sales	62.8	68.1	71.6	71.3	71.8
Other	1.0	0.7	0.8	0.8	1.0

Total revenues	100.0	100.0	100.0	100.0	100.0

Cost of sales	81.3	83.3	84.9	85.5	84.8
Gross profit:
Merchandise	12.5	10.7	9.5	9.7	9.1
Motor fuel	5.2	5.2	4.8	4.1	5.1
Other	1.0	0.8	0.8	0.7	1.0

Total gross profit	18.7	16.7	15.1	14.5	15.2
Selling, general and administrative expenses	12.9	11.3	9.9	9.9	9.8
Operating expenses	1.8	1.5	1.3	1.3	1.4

Income from operations	4.0	3.9	3.9	3.3	4.0
Interest and other	2.8	2.2	1.7	1.6	1.6

Net income before income taxes	1.2	1.7	2.2	1.7	2.4
Income tax expense	0.5	0.7	0.8	0.7	0.9

Net income	0.7%	1.1%	1.4%	1.0%	1.5%

The following table sets forth for the periods indicated information concerning key measures of Town & Country’s performance:

	Fiscal Year Ended			Unaudited Nine Months Ended
	October 30, 2004	October 29, 2005	November 4, 2006	August 5, 2006	August 4, 2007
	(Dollars and gallons in thousands, except per gallon data)
Revenues:
Merchandise sales	$168,231	$187,063	$208,685	$154,929	$174,226
Motor fuel sales	291,790	408,604	540,748	396,111	459,209
Other	4,317	4,485	6,046	4,179	6,413

Total revenues	$464,338	$600,152	$755,479	$555,219	$639,848
Gross profit:
Merchandise	$58,145	$64,359	$71,932	$53,801	$58,462
Motor fuel	24,152	31,206	36,065	22,584	32,481
Other	4,317	4,485	6,046	4,179	6,413

Total gross profit	$86,614	$100,050	$114,043	$80,564	$97,356
Adjusted EBITDA	$26,930	$32,446	$39,277	$25,721	$34,957

Retail merchandise margin	34.6%	34.4%	34.5%	34.7%	33.6%
Merchandise same store sales growth	4.6%	7.3%	7.7%	7.8%	9.0%
Average retail motor fuel gallons per store	1,225	1,300	1,460	1,077	1,068
Motor fuel gallons sold	170,106	187,312	213,333	156,237	171,067
Average retail price of motor fuel	$1.72	$2.18	$2.53	$2.54	$2.62
Retail motor fuel gross profit cents per gallon	13.7¢	15.9¢	16.2¢	13.2¢	16.9¢

Nine Month Period Ended August 4, 2007 Compared to Nine Month Period Ended August 5, 2006

The following discussion of results for the first nine months of 2007 compared to the first nine months of 2006 compares the 39-week period of operations ended August 4, 2007 to the 40-week period of operations ended August 5, 2006. Results for the first nine months of 2007 reflect Town & Country’s September 2006 acquisition of a business that consisted of a small wholesale fuel distribution business and eleven retail stores.

Total Revenue. Total revenue for the first nine months of 2007 was $639.8 million, an increase of $84.6 million, or 15.2%, over the same period in 2006. The increase in total revenue was primarily driven by a 12.5% increase in merchandise sales and a 9.5% increase in motor fuel gallons sold (both of which included the impact of the 11 stores acquired in September 2006). In addition, $11.5 million of the 2007 increase was from revenues generated by the acquired wholesale business. Approximately $12.2 million of revenue for the first nine months of 2006 can be attributed to the 40th week in 2006.

Total Gross Profit. Total gross profit for the first nine months of 2007 was $97.4 million, an increase of $16.8 million, or 20.8%, over the same period in 2006. The increase was primarily attributable to increases in merchandise sales and retail motor fuel margins, as further discussed below, as well as $1.5 million of incremental gross profit from the wholesale business. Approximately $1.8 million of the gross profit for the first nine months of 2006 can be attributed to the 40th week.

Merchandise Sales and Gross Profit. Merchandise sales were $174.2 million for the first nine months of 2007, a $19.3 million, or 12.5%, increase over the same period in 2006. The increase was primarily due to a 9.0% merchandise same store sales increase, with the balance due to the addition of three new retail stores during the first nine months of 2007 and the impact of the 11 stores purchased in September 2006. Approximately $3.7 million of the merchandise sales in the first nine months of 2006 can be attributed to the 40th week. Merchandise gross profit margins were 33.6%, down from 34.7% in 2006. The decline in gross profit margin was largely driven by a decline in cigarette margins due to the effect of the cigarette tax increase in Texas in January 2007.

Motor Fuel Sales, Gallons and Gross Profit. Sales of motor fuel for the first nine months of 2007 were $459.2 million, an increase of $63.1 million, or 15.9%, over the same period in 2006. This increase was primarily due to a 3.3% increase in the average retail price of motor fuel and a 9.5% increase in retail motor fuel gallons sold. The increase in gallons sold was attributable to the opening of three new retail stores in the first nine months of 2007 and the impact of the 11 stores purchased in September 2006. Motor fuel gross profit increased by $9.9 million, or 43.8% over 2006 due to the additional gallons sold and an increase in gross profit per gallon. Retail gross profit cents per gallon of 16.9 cents was 27.4% higher than in 2006. The wholesale business acquired in September 2006 contributed $11.2 million of motor fuel revenue and $1.3 million of motor fuel gross profit in the first nine months of 2007.

Other Revenue and Gross Profit. Other revenue and gross profit of $6.4 million generated in the first nine months of 2007 increased by $2.2 million, or 53.5%, over the same period in 2006. The increase over 2006 was primarily driven by the opening of three new retail stores in the nine months of 2007 and the impact of the 11 stores acquired in September 2006, as well as increased revenue from ATM and prepaid phone services.

Personnel Expense. For the first nine months of 2007, personnel expense was $27.9 million, an increase of $2.4 million, or 9.1%, over the same period in 2006. The increase in personnel expense was primarily attributable to newly opened and acquired stores.

General and Administrative Expenses. For the first nine months of 2007, general and administrative expenses were $6.0 million, an increase of $0.3 million, or 4.7%, over the same period in 2006. This increase was primarily due to additional personnel needed to support store growth.

Operating Expenses. Operating expenses of $27.5 million for the nine months of 2007 increased by $4.8 million, or 21.6%, over the same period in 2006. This increase was primarily related to the opening of three new retail stores and the impact of the 11 stores acquired in September 2006, as well as increased credit card fees resulting from higher retail fuel prices.

Depreciation and Amortization. Depreciation and amortization expense in the first nine months of 2007 was $9.2 million, an increase of $1.9 million, or 25.8%, over the same period in 2006. This increase was primarily due to the opening of three new retail stores and the impact of the 11 stores acquired in September 2006.

Income from Operations. Income from operations for the first nine months of 2007 was $25.8 million, an increase of $7.4 million, or 40.0%, over the same period in 2006. The increase is attributed to the increases in gross profit, partially offset by the increases in operating expenses, as described above.

Interest Expense, Net. Net interest expense for the first nine months of 2007 was $10.2 million, an increase of $1.1 million, or 12.0%, over the same period in 2006. This increase was primarily due to additional debt financing related to the September 2006 acquisition.

Income Tax Expense. Income tax expense for the first nine months of 2007 was $5.9 million, an increase of $2.4 million, or 65.7%, from 2006, primarily related to the increase in operating income, net of additional interest expense.

Net Income or Loss. Net income for the first nine months of 2007 was $9.6 million, an increase of $3.9 million, or 68.4%, over the same period in 2006. The increase is primarily due to the increase in income from operations, net of interest expense and income taxes as described above.

Adjusted EBITDA. Adjusted EBITDA for first nine months of 2007 was $35.0 million, an increase of $9.2 million, or 35.6%, over the same period in 2006. The increase is primarily due to the increase in gross profit related to new stores and volume and margin performance of existing stores, offset by the additional personnel and operating expenses described above.

Fiscal 2006 Compared to Fiscal 2005

The following discussion of results for fiscal 2006 compared to fiscal 2005 compares the results of operations for the 53 weeks ended November 4, 2006 to the 52 weeks ended October 29, 2005.

Total Revenue. Total revenue for fiscal 2006 was $755.5 million, an increase of $155.3 million, or 25.9%, over fiscal 2005. The increase in total revenue was driven by a 16.2% increase in the average sales price of motor fuel, an 11.6% increase in merchandise sales and a 13.9% increase in motor fuel gallons sold. Approximately $12.2 million of 2006 revenue can be attributed to the 53rd week in 2006.

Total Gross Profit. Total gross profit for fiscal 2006 was $114.0 million, an increase of $14.0 million, or 14.0%, over fiscal 2005. The increase was primarily attributable to increases in merchandise sales and motor fuel volumes. Approximately $1.8 million of 2006 gross profit can be attributed to the 53rd week.

Merchandise Sales and Gross Profit. Merchandise sales were $208.7 million for fiscal 2006, a $21.6 million, or 11.6%, increase over fiscal 2005. The increase was due to a 7.7% merchandise same store sales increase, as well as the addition of three newly-constructed and 14 acquired retail stores (11 of which were acquired in September 2006). Merchandise gross profit was $71.9 million for fiscal 2006, a $7.6 million, or 11.8%, increase over 2005. This increase was primarily due to the increase in merchandise sales. Merchandise gross profit margins were 34.5%, up slightly from 34.4% in 2005.

Motor Fuel Sales, Gallons and Gross Profit. Motor fuel sales in fiscal 2006 were $540.7 million, an increase of $132.1 million, or 32.3%, over fiscal 2005. This increase was driven by a 16.2% increase in the average retail price of motor fuel and a 13.9% increase in retail gallons sold. The increase in retail gallons sold is attributable to a 12.3% increase in average gallons sold per site the opening of three new stores and the acquisition of 14 stores. The impact of the 53rd week on motor fuel sales was approximately $8.5 million. Motor fuel gross profit increased by 15.6% over 2005, due to the increase in gallons sold and a slight increase in gross profit per gallon. Fiscal 2006 gross profit cents per gallon of 16.2 cents was 2.4% higher than in 2005. The wholesale business acquired in September 2006 accounted for $1.0 million in motor fuel sales, and $0.1 million in gross profit in fiscal 2006.

Other Revenue and Gross Profit. Other revenue and gross profit was $6.0 million in fiscal 2006, an increase of $1.6 million, or 34.8%, over fiscal 2005. The increase was primarily driven by the additional retail stores, and an increase in income from a new ATM program as well as improved car wash operations.

Personnel Expense. Personnel expense was $34.3 million in fiscal 2006, an increase of $2.9 million, or 9.4%, over fiscal 2005. The increase was primarily attributable to the additional retail stores in 2006.

General and Administrative Expense. General and administrative expense was $8.6 million in fiscal 2006, an increase of $1.0 million, or 12.8%, over fiscal 2005. The increase was primarily due to additional personnel to support store growth.

Operating Expenses. Operating expenses were $30.6 million in fiscal 2006, an increase of $3.2 million, or 11.7%, over fiscal 2005. The increase was largely driven by the additional retail stores. Credit card fees and utility expenses realized the largest year-over-year increases.

Depreciation and Amortization. Depreciation and amortization expense was $10.1 million in fiscal 2006, an increase of $0.9 million, or 9.8%, over fiscal 2005. This increase was primarily due to the additional retail stores.

Income from Operations. Income from operations for fiscal 2006 was $29.1 million, an increase of $5.4 million, or 22.9%, over fiscal 2005. The increase was primarily attributable to the increases in merchandise and motor fuel sales discussed above, partly offset by higher personnel and operating expenses associated with the additional stores.

Income Taxes. Income tax expense for fiscal 2006 was $6.1 million, an increase of $2.0 million, or 50.3%, over fiscal 2005. The increase was primarily related to the increase in operating income discussed above.

Net Income. Net income for fiscal 2006 was $9.9 million, an increase of $3.6 million, or 56.2%, over fiscal 2005. The increase was due to the increase in operating income as discussed above, partially offset by additional income tax expense.

Adjusted EBITDA. Adjusted EBITDA for fiscal 2006 was $39.3 million, an increase of $6.8 million, or 21.1%, compared to fiscal 2005. The increase is primarily attributable to increased merchandise and motor fuel sales, partially offset by additional personnel and operating expenses.

Fiscal 2005 Compared to Fiscal 2004

The following discussion of results for fiscal 2005 compared to fiscal 2004 compares the results of operations for the 52 weeks ended October 29, 2005 to the 52 weeks ended October 30, 2004.

Total Revenue. Total revenue for the fiscal 2005 was $600.2 million, an increase of $135.8 million, or 29.2%, over fiscal 2004. The increase in total revenue was driven by a 27.2% increase in the average sales price of motor fuel, an 11.2% increase in merchandise sales and a 10.1% increase in motor fuel gallons sold, as further described below.

Total Gross Profit. Total gross profit for fiscal 2005 was $100.1 million, an increase of $13.4 million, or 15.5%, over fiscal 2004. The increase was primarily attributable to increases in merchandise sales, motor fuel volumes and motor fuel margins.

Merchandise Sales and Gross Profit. Merchandise sales were $187.1 million for fiscal 2005, an increase of $18.8 million, or 11.2%, over fiscal 2004. The merchandise sales increase was due to a 7.3% increase in merchandise same store sales with the balance attributable to the addition of six new retail stores. Merchandise gross profit was $64.4 million for 2005, an increase of $6.2 million, or 10.7%, over 2004, driven primarily by the increase in merchandise sales. Merchandise gross profit margins were 34.4%, down slightly from 34.6% in 2004. This decline is partially attributable to a more aggressive pricing strategy in beer and cigarettes.

Motor Fuel Sales, Gallons and Gross Profit. Motor fuel sales for fiscal 2005 were $408.6 million, an increase of $116.8 million, or 40.0%, over fiscal 2004. The increase was driven by a 26.7% increase in the average retail price of motor fuel and a 10.1% increase in motor fuel gallons sold. The increase in gallons sold is attributable to a 6.2% increase in average gallons sold per store and the opening of six new retail stores. Motor fuel gross profit increased by 29.2% over 2004 due to the increased gallons and an increase in the gross profit per gallon. Fiscal 2005 gross profit cents per gallon of 15.9 cents was 15.4% higher than fiscal 2004.

Other Revenue and Gross Profit. Other revenue and related gross profit was $4.5 million for fiscal 2005, an increase of $0.2 million, or 3.9%, over fiscal 2004. The increase was partially driven by the additional retail stores.

Personnel Expense. Personnel expense was $31.4 million for fiscal 2005, an increase of $1.8 million, or 6.2%, over fiscal 2004. The increase is partly attributable to the new store openings.

General and Administrative Expense. General and administrative expense was $7.6 million in fiscal 2005, an increase of $0.7 million, or 9.8%, over fiscal 2004. The increase was primarily related to additional staff hired in advance of planned personnel retirements.

Operating Expenses. Operating expenses were $27.4 million in fiscal 2005, an increase of $5.3 million, or 24.2%, over fiscal 2004. The increase was largely driven by increased utility expenses and incremental credit card fees due to higher retail fuel prices. The remaining increase is primarily related to new store openings.

Depreciation and Amortization. Depreciation and amortization expense was $9.2 million in fiscal 2005, an increase of $1.0 million, or 11.8%, over fiscal 2004. This increase was primarily due to new store openings.

Income from Operations. Income from operations for fiscal 2005 was $23.7 million, an increase of $5.0 million, or 26.4%, over fiscal 2004. The increase was primarily attributable to the increase in merchandise sales, motor fuel gallons and gross profit, which were partially offset by the increases in selling, general and administrative expenses discussed above.

Income Taxes. Income tax expense for fiscal 2005 was $4.1 million, an increase of $1.9 million, or 91.6%, over fiscal 2004. The increase was primarily related to the increase in income from operations discussed above.

Net Income. Net income for fiscal 2005 was $6.4 million, an increase of $2.8 million, or 81.1%, over fiscal 2004. The increase is due to the increase in income from operations described above, partially offset by additional income taxes.

Adjusted EBITDA. Adjusted EBITDA for fiscal 2005 was $32.4 million, an increase of $5.5 million, or 20.5%, compared to 2004. The increase is primarily attributable to the increased merchandise and motor fuel sales and fuel margins described above, partially offset by the additional operating and general and administrative expenses.

Cash Flows from Operations

Town & Country’s cash flows from operations for their fiscal 2004, 2005 and 2006 were $13.6 million, $16.4 million and $22.9 million, respectively. Cash flows from operations for the nine month period ended August 4, 2007 were $18.8 million compared to $15.1 million for the same period the prior year.

Capital Expenditures

Town & Country invested $10.9 million, $13.4 million and $20.9 million in capital expenditures for fiscal 2004, 2005 and 2006, and $13.9 million and $12.0 million for the nine month period ended August 5, 2006 and August 4, 2007, respectively. Included in this capital spending was the construction or acquisition of 27 stores from 2004 to 2006 and 3 stores to date in 2007.

Contractual Obligations and Commitments

Contractual Obligations. The following table summarizes our expected payments on the notes and existing notes, our new term loan facilities and future operating lease commitments, on a pro forma basis, after giving effect to the Transactions as of July 1, 2007:

	Payments Due by Period
	2007	2008	2009	2010	2011	Thereafter	Total
	(Dollars in thousands)
Long-term debt obligations:
New term loan facility	$—	$5,250	$7,875	$10,500	$10,500	$70,875	$105,000
Notes (1)	—	—	—	—	—	150,000	150,000
Existing Notes (1)	—	—	—	—	—	120,000	120,000
Interest (2)	9,384	36,672	36,189	34,960	34,689	82,307	234,208
Operating lease obligations (3)	13,296	30,598	29,918	29,544	29,146	366,401	498,902

Total	$22,680	$72,520	$73,982	$75,004	$74,335	$789,583	$1,108,110

(1)	No principal amounts are due on our existing notes or the notes by until December 2013. Assumes aggregate principal amount of $270 million of notes and existing notes are outstanding until maturity.
(2)	Interest on the new term loan facility, the existing notes and the notes.
(3)	Some of our retail store leases require percentage rentals on sales and contain escalation clauses. The minimum future operating lease payments shown above do not include contingent rental expense, which historically have been insignificant. Some lease agreements provide us with an option to renew. We have not included renewal options in our future minimum lease amounts as the renewals are not reasonably assured. Our future operating lease obligations will change if we exercise these renewal options and if we enter into additional operating lease agreements.

Town & Country’s Business

History

Since the opening of its first store in Austin in 1958, Town & Country has grown to 168 stores as of September 30, 2007. Alvin New joined Town & Country in February 1984, when it operated 89 stores, and became the President and Chief Executive Officer in November 2002. Since then, Town & Country’s Adjusted EBITDA has more than doubled, increasing from $23.0 million for fiscal 2002 to $48.5 million for the twelve month period ended August 4, 2007.

Retail Operations

As of September 30, 2007, Town & Country operated 140 stores in West Texas and 28 stores in Eastern New Mexico. Of these stores, 161 operated under the Town & Country banner and 7 operated under the Village Market banner. Town & Country’s stores are primarily located in small and medium-sized markets in West Texas and Eastern New Mexico.

Town & Country generated revenues and gross profit of $840.1 million and $130.8 million for the twelve month period ended August 4, 2007, respectively, and had total assets of $130.6 million as of August 4, 2007. The following table sets forth Town & Country’s revenues and gross profit by product category for the twelve month period ended August 4, 2007:

	Twelve Months Ended August 4, 2007
	Revenues		Gross Profit
	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Merchandise	$195,180	23.2%	$58,899	45.0%
Foodservice	32,803	3.9	17,695	13.5
Service and other	8,280	1.0	8,280	6.3
Motor Fuel	603,846	71.9	45,962	35.2

Total	$840,109	100.0%	$130,836	100.0%

Merchandise Operations. Town & Country stores carry a broad selection of food, beverages, snacks, grocery products, cigarettes and tobacco products and other non-food merchandise. The following table highlights certain information regarding merchandise sales for the last five years and for the twelve month period ended August 4, 2007:

	Fiscal Year Ended					Twelve Months Ended August 4, 2007
	November 2, 2002	November 1, 2003	October 30, 2004	October 29, 2005	November 4, 2006
	(Dollars in thousands)
Merchandise sales	$151,267	$158,365	$168,231	$187,063	$208,685	$227,983
Average merchandise sales per store	$1,073	$1,113	$1,161	$1,246	$1,372	$1,396
Merchandise same store sales growth	1.0%	3.5%	4.6%	7.3%	7.7%	8.6%
Merchandise margin, net of shortages	36.6%	36.6%	34.6%	34.4%	34.5%	33.6%

Town & Country stocks an average of 5,500 merchandise units in each of its stores. Town & Country’s stores also offer lottery services, ATM services and payphones and a small number of stores provide car wash facilities. Town & Country derives a significant amount of non-fuel sales revenue from foodservice offerings, operating restaurants in 113 of its stores, 99 of which are under its proprietary Country Cookin’ brand. Country Cookin’ restaurants feature a full menu of hot meal options, including hamburgers, fried chicken and corn dogs. Country Cookin’ is a growing, high-margin business and key traffic driver for related merchandise sales. All of Town & Country’s new stores opened since 1996 contain a Country Cookin’ restaurant.

Twenty-four of Town & Country’s stores contain quick service restaurants (“QSRs”) which offer products from nationally branded franchises including Subway (20 locations) and Godfather’s Pizza (4 locations). Certain QSRs are located within stores that also contain a Country Cookin’ restaurant. We believe this strategy diversifies Town & Country’s foodservice offerings and drives customer traffic and related merchandise purchases.

In addition to convenience stores, Town & Country operates seven Village Market supermarkets. These stores offer a full line of grocery products, are located in towns with populations of less than 10,000 people and are typically fifty to sixty miles from the nearest population center.

Based on merchandise purchase and sales information, Town & Country estimates retail segment merchandising category sales for the twelve month period ended August 4, 2007 as follows:

	Twelve Months Ended August 4, 2007
	Sales	% of Total
	(Dollars in millions)
Beer	$28.9	13.9%
Foodservice	47.3	22.7
Cigarettes	43.6	20.9
Packaged drinks	32.0	15.3
Snacks	20.2	9.7
Nonfoods	17.6	8.4
Other	19.2	9.2

Total	$208.7	100.0%

While Town & Country utilizes a vast network of local, regional and national direct store delivery vendors to provide products and services to its stores, its primary supplier is McLane. On January 26, 2006, Town & Country entered into a distribution service agreement with McLane that designates McLane as its primary supplier and expires in April 2008. For the nine month period ended August 4, 2007 McLane delivered over 50% of the merchandise sold in Town & Country’s stores including a majority of fresh foods and proprietary lines.

Motor Fuel Operations. Town & Country offers motor fuel at all but six of its retail store locations. Town & Country purchases 53% its motor fuel from major oil companies, including ConocoPhillips, Chevron, Valero and Shell and the remaining 47% from other independent refiners. Of its total motor fuel sales, more than 60% are unbranded. During the twelve month period ended August 4, 2007, Town & Country sold 228 million gallons of motor fuel. Town & Country purchases its branded gasoline and diesel fuel from major oil companies under supply agreements.

Approximately 50% of Town & Country’s stores operate in small markets that have limited competition in general, and specifically with respect to hypermarkets. We believe the population densities of many of these smaller markets do not support the desired investment returns of hypermarkets, which we believe allows Town & Country to experience higher margins per gallon at these locations.

The following table highlights certain information regarding Town & Country’s motor fuel operations for the last five years and for the twelve month period ended August 4, 2007:

	Fiscal Year Ended										Twelve Months Ended August 4, 2007
	November 2, 2002		November 1, 2003		October 30, 2004		October 29, 2005		November 4, 2006
	(Dollars and gallons in thousands except per gallon data)
Motor fuel sales	$185,661		$233,861		$291,790		$408,604		$540,748		$603,846
Motor fuel gallons sold	145,488		158,086		170,106		187,312		213,333		228,163
Average gallons sold per store (in thousands)	1,086		1,168		1,225		1,300		1,460		1,450
Average retail price per gallon	$1.28		$1.48		$1.72		$2.18		$2.53		$2.59
Retail gross profit cents per gallon	11.9	¢	12.8	¢	13.7	¢	15.9	¢	16.2	¢	18.8	¢
Stores selling motor fuel	135		137		141		144		159		162

Town & Country started a fuel transportation fleet in 1990 with the purchase of two tractor trailer units. This fleet has grown to 18 units that transport a significant portion of the total fuel demand of its retail locations.

Store Locations. As of September 30, 2007, Town & Country operated 168 stores, 140 of which were located in West Texas and 28 of which were located in Eastern New Mexico. Town & Country stores range from 560 to 14,725 square feet in size with an average store size of 3,400 square feet. Village Market stores range from 6,700 to 16,700 square feet in size with an average size of 12,500 square feet. Town & Country has made significant investments in its store base and has rebuilt or significantly renovated 54 stores since the beginning of fiscal 2005. During this period, Town & Country also added 21 net stores to its store base, primarily through acquisitions.

Number of Stores
San Angelo MSA	25
Odessa-Midland MSA	18
Lubbock MSA	18
Lea County	14
Chaves County	7
Other (1)	86

Total	168

(1)	No other single county accounts for more than 5 stores.

The following table provides a history of Town & Country’s store openings, conversions, and closings for the last five years and for the eleven months ended September 30, 2007:

	Fiscal Year Ended					Eleven Months Ended September 30, 2007
	November 2, 2002	November 1, 2003	October 30, 2004	October 29, 2005	November 4, 2006
Number of stores at beginning of period	141	141	143	147	150	166
New stores	1	4	3	3	3	3
Acquired stores	0	0	1	3	14	0
Closed, relocated, or divested stores	(1)	(2)	0	(3)	(2)	(1)

Number of stores at end of period	141	143	147	150	165	168

Wholesale Operations

Town & Country’s operations also include a small wholesale motor fuel distribution business serving a handful of dealer locations that was purchased in September 2006 as a part of a larger acquisition.

Technology

All of Town & Country’s stores use computerized management information systems that include point-of-sale scanning devices designed to improve operating efficiencies. These systems obtain store level data on a daily basis and generate detailed store level reports on a weekly basis.

All store level, back office and accounting functions are supported by PDI software, a fully integrated management information and financial accounting systems. Data collected by this system is consolidated for financial reporting, data analysis and category management.

Employees

As of August 4, 2007, Town & Country employed 1,901 people, approximately 91% of whom work in its retail stores. A retail store typically employs an average of nine individuals supervised by a store manager. There are 22 convenience store area managers, each of whom is responsible for approximately eight stores. There are also three convenience store division managers, each of whom is responsible for approximately 54 stores.

Properties

As of September 30, 2007, after giving effect to the Transactions (including the sale/leaseback of 13 properties), Town & Country would have owned 124 stores as well as a land bank of 14 properties and leased the real property of 44 stores. Town & Country also owns a 20,892 square foot company headquarters facility in San Angelo. The following table provides summary information of Town & Country’s owned and leased property, after giving effect to the Transactions (inclusive of renewal options):

	Leased Locations by Expiration
	Owned	0-5 years	6-10 years	11-15 years	16+ years	Total
Retail	124	15	8	4	17	168
Wholesale	3	1				4

Total	127	16	8	4	3	172

INDEPENDENT AUDITOR’S REPORT

The Board of Directors

TCFS Holdings, Inc.

We have audited the accompanying consolidated balance sheets of TCFS Holdings, Inc. and subsidiaries (the Company) as of October 29, 2005 and November 4, 2006, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years in the three-year period ended November 4, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TCFS Holdings, Inc. and subsidiaries as of October 29, 2005 and November 4, 2006, and the results of their operations and their cash flows, for each of the years in the three-year period ended November 4, 2006, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

January 6, 2007

TCFS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	October 29, 2005	November 4, 2006	August 4, 2007
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,953	$7,187	$13,321
Accounts receivable	9,156	11,112	16,260
Inventories, net	11,441	12,577	13,024
Prepaids	1,858	1,692	1,228

Total current assets	34,408	32,568	43,833

Property and equipment, net	61,029	78,897	81,540

Other assets:
Goodwill	447	2,430	2,964
Intangible assets, net	—	98	85
Deferred income taxes	—	66	168
Other noncurrent assets	2,517	2,377	1,998

Total other assets	2,964	4,971	5,215

Total assets	$98,401	$116,436	$130,588

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$19,368	$24,960	$30,378
Accrued expenses and other current liabilities	9,003	9,570	9,378
Current portion of long-term debt	4,390	5,728	6,977
Current portion of notes payable to related parties	2,397	2,397	2,397
Dividends payable	323	1,612	—
Income taxes payable	990	1,103	1,039
Current deferred income taxes	565	476	476

Total current liabilities	37,036	45,846	50,645

Long-term debt, net of current portion	98,363	104,908	106,877
Notes payable to related parties, net of current portion	21,492	19,095	17,897
Deferred income taxes	545	—	—
Other noncurrent liabilities	351	405	405

Total long-term liabilities	120,751	124,408	125,179
Commitments and contingencies

Stockholders’ deficit:
Common stock, $.01 par value, authorized 60,000,000 shares; issued 6,000,000 shares and outstanding 4,849,506 shares as of October 29, 2005; issued 6,000,000 shares and outstanding 4,610,557 shares as of November 4, 2006; issued 6,000,000 shares and outstanding 4,553,295 shares as of August 4, 2007	60	60	60
Deficit paid-in capital	(75,478)	(75,478)	(75,478)
Treasury stock, at cost, 1,150,494 shares at October 29, 2005, 1,389,443 shares at November 4, 2007 and 1,446,705 shares at August 4, 2007	(2,332)	(5,073)	(6,127)
Retained earnings (deficit)	18,364	26,673	36,309

Total stockholders’ deficit	(59,386)	(53,818)	(45,236)

Total liabilities and stockholders’ deficit	$98,401	$116,436	$130,588

See accompanying notes to consolidated financial statements.

TCFS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Years Ended			Nine Months Ended
	October 30, 2004	October 29, 2005	November 4, 2006	August 5, 2006	August 4, 2007
				(unaudited)	(unaudited)
Revenues:
Merchandise sales	$168,231	$187,063	$208,685	$154,929	$174,226
Motor Fuel sales	291,790	408,604	540,748	396,111	459,209
Other	4,317	4,485	6,046	4,179	6,413

Total revenues	464,338	600,152	755,479	555,219	639,848

Cost of sales:
Merchandise	110,086	122,704	136,753	101,128	115,764
Motor fuel	267,638	377,398	504,683	373,527	426,728

Total cost of sales	377,724	500,102	641,436	474,655	542,492

Gross profit	86,614	100,050	114,043	80,564	97,356

Operating expenses:
Personnel	29,525	31,358	34,291	25,534	27,858
General and administrative	6,950	7,633	8,610	5,729	6,001
Operating	22,070	27,417	30,612	22,614	27,496
Rent	1,139	1,196	1,253	966	1,044
Loss (gain) on disposal of assets	(89)	(499)	—	(1)	(17)
Depreciation and amortization	8,254	9,224	10,131	7,311	9,205

Total operating expenses	67,849	76,329	84,897	62,153	71,587

Income from operations	18,765	23,721	29,146	18,411	25,769

Interest expense, net	(13,131)	(13,296)	(13,104)	(9,108)	(10,199)

Income before income taxes	5,634	10,425	16,042	9,303	15,570
Income tax expense	2,125	4,072	6,121	3,579	5,929

Net income	$3,509	$6,353	$9,921	$5,724	$9,641

See accompanying notes to consolidated financial statements.

TCFS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(In thousands)

	Common Stock		Deficit Paid- in Capital	Treasury Stock	Retained Earnings	Total
	Shares	At par
Balance at November 1, 2003	6,000	$60	$(75,580)	$(528)	$8,825	$(67,223)
Net income					3,509	3,509
Purchase of treasury stock				(2,838)		(2,838)
Sale of treasury stock				378		378

Balance at October 30, 2004	6,000	60	(75,580)	(2,988)	12,334	(66,174)
Net income					6,353	6,353
Purchase of treasury stock				(943)		(943)
Sale of treasury stock			102	1,599		1,701
Dividend					(323)	(323)

Balance at October 29, 2005	6,000	60	(75,478)	(2,332)	18,364	(59,386)
Net income					9,921	9,921
Purchase of treasury stock				(3,549)		(3,549)
Sale of treasury stock				808		808
Dividend					(1,612)	(1,612)

Balance at November 4, 2006	6,000	60	(75,478)	(5,073)	26,673	(53,818)
Net income					9,641	9,641
Purchase of treasury stock				(1,859)		(1,859)
Sale of treasury stock				805		805
Dividend					(5)	(5)

Balance at August 4, 2007 (unaudited)	6,000	$60	$(75,478)	$(6,127)	$36,309	$(45,236)

See accompanying notes to consolidated financial statements.

TCFS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended			Nine Months Ended
	October 30, 2004	October 29, 2005	November 4, 2006	August 5, 2006	August 4, 2007
				(unaudited)	(unaudited)
Cash flows from operating activities
Net income	$3,509	$6,353	$9,921	$5,724	$9,641
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and accretion	8,498	9,441	10,351	7,476	9,232
Loss (gain) on disposal of property	(89)	(499)	—	(1)	(17)
Deferred income taxes	1,245	(297)	(699)	(263)	(102)
LIFO provision	1,021	1,307	195	1,075	1,978
Changes in operating assets and liabilities:
Receivables	(1,201)	(3,611)	(749)	(453)	(6,355)
Inventories	(1,442)	(850)	(1,331)	(1,564)	(2,425)
Prepaid expenses	69	336	166	825	464
Other noncurrent assets	(47)	29	(9)	(6)	(7)
Income tax payable	—	990	113	(1,367)	(64)
Accounts payable	1,982	2,176	5,231	5,034	5,418
Accrued liabilities	60	1,010	(279)	(1,414)	1,015

Net cash provided by operating activities	13,605	16,385	22,910	15,066	18,778

Cash flows from investing activities
Purchases of property and equipment	(10,876)	(13,409)	(20,899)	(13,855)	(11,993)
Proceeds from disposal of property and equipment	172	1,338	1	1	—
Purchase of business, net of cash acquired	(785)	(2,850)	(9,131)	—	—

Net cash used in investing activities	(11,489)	(14,921)	(30,029)	(13,854)	(11,993)

Cash flows from financing activities
Proceeds from issuance of long-term debt	—	—	12,600	—	7,500
Proceeds from notes payable	2,500	3,400	—	—	—
Payments on long-term debt	(4,518)	—	(4,718)	(1,419)	(4,283)
Payments on notes payable	—	(4,558)	(2,397)	(1,198)	(1,198)
Loan origination costs	(124)	(26)	(68)	—	—
Purchases of treasury stock	(1,963)	(943)	(3,549)	(3,505)	(1,859)
Sales of treasury stock	378	1,701	808	808	805
Dividend paid	—	—	(323)	(323)	(1,616)

Net cash provided by (used in) financing activities	(3,727)	(426)	2,353	(5,637)	(651)

Net (decrease) increase in cash	(1,611)	1,038	(4,766)	(4,425)	6,134
Cash and cash equivalents at beginning of year	12,524	10,915	11,953	11,953	7,187

Cash and cash equivalents at end of year	$10,915	$11,953	$7,187	$7,528	$13,321

Supplemental disclosure of cash flow information:
Interest paid	$13,028	$12,834	$13,835	$10,022	$10,174

Income taxes paid	$1,079	$3,160	$6,740	$5,208	$6,094

See accompanying notes to consolidated financial statements.

TCFS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts related to periods ended August 5, 2006 and August 4, 2007 are unaudited)

1. Organization and Principles of Consolidation

The consolidated financial statements are composed of TCFS Holdings, Inc. (TCFS Holdings or Company), a Texas corporation, and its consolidated subsidiaries, which operate convenience stores and grocery stores and distribute motor fuels in West Texas and Eastern New Mexico. The Company was formed in June 1999 to serve as a holding company for Town & Country Food Stores, Inc. (Town & Country).

All significant intercompany accounts and transactions have been eliminated in consolidation.

2. Summary of Significant Accounting Policies

Fiscal Year

The Company’s fiscal year is 52 or 53 weeks and ends on the Saturday closest to October 31. All references to 2004 refer to the 52-week period ended October 30, 2004. All references to 2005 refer to the 52-week period ended October 29, 2005. All references to 2006 refer to the 53-week period ended November 4, 2006.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Acquisition Accounting

Acquisitions are accounted for under the purchase method of accounting whereby purchase price is allocated to assets acquired and liabilities assumed based on fair value. Excess of purchase price over fair value of net assets acquired is recorded as goodwill. The Consolidated Statements of Operations for the fiscal years and interim periods presented include the results of operations for each of the acquisitions from the date of acquisition.

Segment Reporting

The Company primarily operates its business in one segment, retail convenience stores. The retail segment, Town & Country, operates retail convenience stores in West Texas and Eastern New Mexico that sell merchandise, prepared food and motor fuel, and also offer a variety of services including car washes, lottery, ATM, money orders, check cashing, and pay phones. The Company also operates seven small grocery stores in rural communities and acquired a small wholesale business in September 2006. Neither of these business are material to the Company’s operations and therefore no separate segment disclosure is provided.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, demand deposits, and short-term investments with original maturities of three months or less.

Accounts Receivable

The majority of the trade receivables are from credit cards and wholesale fuel customers. Credit is extended based on evaluation of the customer’s financial condition. Receivables are recorded at face value, without interest or discount. The Company uses the specific write-off method of accounting for uncollectible accounts and returned checks and any allowance necessary would be immaterial.

TCFS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to periods ended August 5, 2006 and August 4, 2007 are unaudited)

Inventories

Inventories are valued at the lower of cost, using the last-in, first-out (LIFO) cost method, or market. As a result of using LIFO, the Company recognized a charge to cost of sales of $1,021, $1,307, and $195 for the years ended October 30, 2004, October 29, 2005 and November 4, 2006, respectively. For the nine months ended August 5, 2006 and August 4, 2007, the Company recognized a charge of $1,075 and $1,978, respectively. The Company is required to determine LIFO cost on an interim basis by estimating annual inflation, trends, annual purchases, and ending inventory levels for the fiscal year. Actual annual inflation rates and inventory balances as of the end of any fiscal year may differ from interim estimates.

Property and Equipment

Property and equipment are stated at cost. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Maintenance and repairs are charged to operations as incurred. Gains or losses on the disposition of property and equipment are recorded in the period incurred.

All costs associated with construction in progress are capitalized and subject to depreciation when each project is completed. Interest is capitalized for construction in progress. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset’s useful life.

Depreciation is computed on a straight-line basis over the useful lives of the assets, estimated to be fifteen years for buildings, three to seven years for equipment, and three to five years for transportation equipment. Amortization of leasehold improvements is based upon the shorter of the remaining terms of the leases including renewal periods that are reasonably assured at the inception of the lease, or the estimated useful lives. Total depreciation and amortization expense for the years ended October 30, 2004, October 29, 2005 and November 4, 2006 was $8,254, $9,224 and $10,131, respectively.

Long-Lived Assets

Long-lived assets (including intangible assets) are tested for possible impairment whenever events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. If indicators exist, the estimated undiscounted future cash flows related to the asset are compared to the carrying value of the asset. If the carrying value is greater than the estimated undiscounted future cash flow amount, an impairment charge is recorded in depreciation and amortization expense in the statement of operations for amounts necessary to reduce the carrying value of the asset to fair value. The impairment loss calculations require management to apply judgment in estimating future cash flows and the discount rates that reflect the risk inherent in future cash flows.

Deferred Debt Costs

Capitalized costs associated with obtaining long-term financing are amortized to interest expense over the term of the related debt.

Goodwill

Goodwill represents the excess of cost over fair value of assets of businesses acquired. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”). Goodwill is tested annually for impairment, and is tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. This determination is made at the reporting unit level and consists of two steps. First, the Company determines the fair value of a reporting units and compares it to its carrying amount. Second, if the carrying amount of a reporting unit exceeds its fair value, additional valuations would be performed to determine in any goodwill impairment exists.

TCFS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to periods ended August 5, 2006 and August 4, 2007 are unaudited)

Other Intangible Assets

Other intangible assets consist of non-compete agreements. We account for other intangible assets acquired through business combinations in accordance with SFAS No. 141, Business Combinations (“SFAS No. 141”), and SFAS No. 142. SFAS No. 141 clarifies the criteria in recognizing other intangible assets separately from goodwill in a business combination. Separable intangible assets that are not determined to have an indefinite life will continue to be amortized over their useful lives and assessed for impairment under the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”).

Advertising Costs

Advertising costs are expensed when incurred and were approximately $785, $812, and $889 for the fiscal year ended 2004, 2005 and 2006, respectively. Advertising costs are reflected in operating expenses in the consolidated statements of operations.

Insurance

The Company uses a combination of self-insurance and third-party insurance with predetermined deductibles that cover certain insurable risks. The Company’s share of its employee injury plan and general liability losses is recorded for the aggregate liabilities for claims reported, and an estimate of the cost of claims incurred but not reported, based on independent actuarial estimates and historical experience. The Company also estimates the cost of health care claims that have been incurred but not reported, based on historical experience.

Asset Retirement Obligations

The estimated future cost to remove an underground storage tank is recognized over the estimated useful life of the storage tank in accordance with the provisions of SFAS No. 143, Accounting for Asset Retirement Obligations. The Company records a discounted liability for the fair value of an asset retirement obligation with a corresponding increase to the carrying value of the related long-lived asset at the time an underground storage tank is installed. The Company amortizes the amount added to property and equipment and recognizes accretion expense in connection with the discounted liability over the remaining life of the tank. Estimates of the anticipated future costs for removal of an underground storage tank are based on prior experience with removal.

Revenue Recognition

Revenues from convenience store, grocery store and wholesale motor fuel sales are recognized at the time of sale or when fuel is delivered to the customer.

Vendor Allowances and Rebates

We receive payments for vendor allowances, volume rebates, and other supply arrangements in connection with various programs. Earned payments are recorded as a reduction to cost of sales or expenses to which the particular payment relates. Unearned payments are deferred and amortized as earned over the term of the respective agreement.

Lease Accounting

The Company leases a portion of its convenience store properties under noncancelable operating leases, whose initial terms are typically 10 to 20 years, along with options that permit renewals for additional periods. Minimum rent is expensed on a straight-line basis over the term of the lease including consideration of rent holidays and tenant improvement allowances received from the landlord, applicable rent escalations over the lease term, and renewal periods that are reasonably assured at the inception of the lease. In addition to minimum rental payments, certain leases require additional payments based on sales volume. The Company is typically responsible for payment of real estate taxes, maintenance expenses and insurance. The commencement date of the rent expense is the earlier of the date the Company became legally obligated for the rent payments or the date when we take possession of the property for construction purposes.

TCFS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to periods ended August 5, 2006 and August 4, 2007 are unaudited)

Treasury Stock

Treasury stock purchases and sales are recorded at cost. Treasury stock held at year-end is recorded as a reduction to stockholders’ equity.

Income Taxes

Pursuant to SFAS No. 109, Accounting for Income Taxes, the Company recognizes deferred income tax liabilities and assets for the expected future income tax consequences of temporary differences between financial statement carrying amounts and the related income tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on previously recorded deferred tax assets and liabilities resulting from a change in tax rates is recognized in earnings in the period in which the change is enacted.

Motor Fuel and Sales Taxes

Certain motor fuel and sales taxes are collected from customers and remitted to governmental agencies either directly or through suppliers by the Company. Taxes on motor fuel sales were approximately $31,939, $34,625 and $33,252 for 2004, 2005 and 2006, respectively, and are included in gross fuel sales and cost of fuel sold in the accompanying consolidated statements of operations. Sales taxes on retail sales are reported net in merchandise sales and cost of merchandise sales in the accompanying consolidated statements of operations.

Fair Value of Financial Instruments

Cash, accounts receivable, certain other current assets, accounts payable, and accrued expenses and other current liabilities are reflected in the consolidated financial statements at fair value because of the short-term maturity of the instruments.

The carrying amount of long-term debt approximates fair value because the Company’s current borrowing rate does not materially differ from market rates for similar bank borrowings.

Reclassification

Certain prior year balances have been reclassified for comparative purposes.

New Accounting Pronouncements

SFAS No. 157

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This Statement defines fair value, establishes a framework for its measurement and expands disclosures about fair value measurements. We use fair value measurements to measure, among other items, purchased assets and investments, leases and derivative contracts. We also use them to assess impairment of properties, plants and equipment, intangible assets and goodwill. The Statement does not apply to share-based payment transactions and inventory pricing. This Statement is effective January 1, 2008. The Company is currently evaluating the impact, if any, on the financial statements.

SAB 108

In September 2006, the SEC released Staff Accounting Bulletin 108 (“SAB 108”). SAB 108 provides interpretative guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 is effective for fiscal years ending after November 15, 2006. The adoption of SAB 108 did not have a material impact on the financial statements.

TCFS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to periods ended August 5, 2006 and August 4, 2007 are unaudited)

SFAS No. 159

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” This Statement allows entities to voluntarily close, at specified election dates, to measure many financial assets and liabilities at fair value. SFAS No. 159 is effective as of the beginning of our 2008 fiscal year. The Company is currently evaluating the impact, if any, on the financial statements.

FASB Interpretation No. 48

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the application of FASB Statement No. 109 by providing guidance on the recognition and measurement of an enterprise’s tax positions taken in a tax return. FIN 48 additionally clarifies how an enterprise should account for a tax position depending on whether the position is ‘more likely than not’ to pass a tax examination. The interpretation provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company will be required to adopt FIN 48 in the fiscal year beginning November 4, 2007. The Company is evaluating FIN 48 and does not expect that the adoption of FIN 48 will have a material effect on the financial statements.

3. Acquisitions

In September 2006, the Company completed the acquisition of the assets of Shelton Oil & Gas Co., Inc., For a total purchase price of $8.4 million. The assets acquired included 11 convenience stores and a wholesale distribution business. The $8.4 million purchase price consisted of $0.1 million in non-compete agreements, $7.8 million in property and equipment and $0.5 million in goodwill.

4. Accounts Receivable

Accounts receivable consisted of the following:

	October 29, 2005	November 4, 2006	August 4, 2007
			(unaudited)
	(In thousands)
Accounts receivable, trade	$1,208	$3,284	$5,409
Receivable from credit card accounts	6,926	6,440	9,422
Vendor receivables for rebates, branding, and others	941	1,332	1,285
Other receivables	81	56	144

Accounts receivable	$9,156	$11,112	$16,260

5. Inventories, net

Inventories consisted of the following:

	October 29, 2005	November 4, 2006	August 4, 2007
			(unaudited)
	(In thousands)
At FIFO:
Merchandise	$10,676	$11,627	$12,215
Motor Fuel	4,338	4,718	6,555

Total FIFO inventories	15,015	16,345	18,770
LIFO reserve	(3,574)	(3,768)	(5,746)

Total inventories at LIFO value	$11,441	$12,577	$13,024

TCFS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to periods ended August 5, 2006 and August 4, 2007 are unaudited)

6. Property and Equipment, net

Property and equipment consisted of the following:

	October 29, 2005	November 4, 2006	August 4, 2007
			(unaudited)
	(In thousands)
Land	$20,068	$25,326	$26,769
Building and leasehold improvements	59,927	69,547	72,604
Equipment	66,258	74,759	80,670
Vehicles	3,375	3,958	4,369
Construction in progress	2,078	3,018	2,007

	151,705	176,608	186,419
Less accumulated depreciation	(90,676)	(97,711)	(104,879)

Total	$61,029	$78,897	$81,540

7. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

	October 29, 2005	November 4, 2006	August 4, 2007
			(unaudited)
	(In thousands)
Property and sales tax	$2,187	$2,525	$2,601
Payroll and employee benefits	3,718	3,823	4,151
Interest payable	1,087	168	192
Deposits and other	2,011	3,054	2,433

Total	$9,003	$9,570	$9,378

TCFS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to periods ended August 5, 2006 and August 4, 2007 are unaudited)

8. Long-Term Debt

Long-term debt consisted of the following:

	October 29, 2005	November 4, 2006	August 4, 2007
			(unaudited)
	(In thousands)
Secured promissory notes payable to a financial institution in monthly installments of $1,103, including interest, maturing in 2018 bearing interest at a fixed rate of 10.04% per annum, collateralized by equipment, inventory, furniture, machinery and fixtures	$95,753	$91,632	$88,506
Secured revolving note payable to financial institutions in monthly installments of $92, including interest, maturing in 2008, bearing interest at 9.48% (4.10% base rate plus LIBOR) at November 4, 2006 and 6.82% at August 4, 2007. Total availability to the Company under the note is $10,000 with $3,605 and $4,013 unused and available as of November 4, 2006 and August 4, 2007	6,935	6,395	5,988
Secured long-term loan payable to a financial institution in monthly installments of $114, including interest, maturing in 2022 bearing interest at 6.82% at November 4, 2006 and 6.82% (adjusted LIBOR rate) at August 4, 2007, collateralized by property and equipment	—	12,600	19,360
Capital lease obligation maturing in 2007, bearing interest at 11.5% per annum	65	10	—

Total long-term debt	102,753	110,636	113,854
Less current portion	(4,390)	(5,728)	(6,977)

Long-term debt, net of current portion	$98,363	$104,908	$106,877

Scheduled maturities of long-term debt at November 4, 2006 are as follows:

(In thousands)
2007	$5,728
2008	13,597
2009	6,034
2010	6,583
2011	7,176
Thereafter	71,518

Total	$110,636

Secured Promissory Notes Payable

The secured promissory notes contain various restrictive covenants and compliance requirements, which include: (1) maintenance of minimum and target financial coverage ratios including maintaining a minimum free cash coverage ratio, as defined, of 1.10, (2) limiting the incurrence of additional indebtedness, and (3) restrictions on dispositions, distributions, and transactions with affiliates. The Company was in compliance with all restrictive covenants and compliance requirements at November 4, 2006 and August 4, 2007.

TCFS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to periods ended August 5, 2006 and August 4, 2007 are unaudited)

Secured Revolving Note Payable

The Company entered into a $10,000 secured revolving note, which is collateralized by equipment, inventory, furniture, machinery, and fixtures. The secured revolving promissory notes contain various restrictive covenants and compliance requirements, which include: (1) maintenance of minimum and target financial coverage ratios including maintaining a minimum free cash coverage ratio, as defined, of 1.10, (2) limiting the incurrence of additional indebtedness, and (3) restrictions on dispositions, distributions, and transactions with affiliates. The Company was in compliance with all restrictive covenants and compliance requirements at November 4, 2006 and August 4, 2007.

Secured Long-Term Loan Payable

The secured long-term loan contains various restrictive covenants and compliance requirements which include: (1) maintenance of a fixed charge coverage ratio greater than or equal to 1.00 to 1.00 as of the last day of each fiscal quarter, subject to provisions, (2) maintenance of a senior debt leverage ratio less than or equal to 3.75 to 1.00 as of the last day of each fiscal quarter, and (3) maintenance of a total leverage ratio less than or equal to 4.00 to 1.00 as of the last day of each fiscal quarter. The Company was in compliance with all restrictive covenants and compliance requirements at November 4, 2006 and August 4, 2007.

Line of Credit

On May 1, 2004, the Company entered into a $6,500 line of credit with a financial institution maturing on June 30, 2007, and increased the line of credit to $11,500 on July 31, 2007. The line of credit is collateralized by certain real estate, inventory, and receivables. There were no amounts outstanding as of November 4, 2006 and August 4, 2007.

TCFS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to periods ended August 5, 2006 and August 4, 2007 are unaudited)

9. Related-Party Transactions

Related Party Notes

Notes payable to related parties are as follows:

	October 29, 2005	November 4, 2006	August 4, 2007
			(unaudited)
	(In thousands)
Subordinated promissory note payable to former stockholder in semi-annual installments of $377 beginning April 15, 2005, maturing October 15, 2009, bearing interest at a fixed rate of 12% per annum, uncollateralized	$3,016	$2,262	$1,885
Subordinated promissory note payable to former stockholder in semi-annual installments of $220 beginning April 15, 2012, maturing October 15, 2016, bearing interest at a fixed rate of 12% per annum, uncollateralized	2,200	2,200	2,200
Subordinated promissory note payable to former stockholder in semi-annual installments of $46 beginning April 15, 2006, maturing October 15, 2010, bearing interest at a fixed rate of 12% per annum, uncollateralized	461	369	323
Subordinated promissory note payable to former stockholder in semi-annual installments of $33 beginning April 15, 2010, maturing October 15, 2014, bearing interest at a fixed rate of 12% per annum, uncollateralized	330	330	330
Subordinated promissory note payable to former stockholder in semi-annual installments of $575 beginning April 15, 2006, maturing October 15, 2015, bearing interest at a fixed rate of 12% per annum, uncollateralized	11,507	10,356	9,781
Subordinated promissory note payable to former stockholder in semi-annual installments of $200 beginning April 15, 2006, maturing October 15, 2010, bearing interest at a fixed rate of 12% per annum, uncollateralized	2,000	1,600	1,400
Subordinated promissory note payable to former stockholder in semi-annual installments of $150 beginning April 15, 2010, maturing October 15, 2014, bearing interest at a fixed rate of 12% per annum, uncollateralized	1,500	1,500	1,500
Subordinated promissory note payable to former stockholder in semi-annual installments of $150 beginning April 15, 2010, maturing October 15, 2014, bearing interest at a fixed rate of 12% per annum, uncollateralized	1,500	1,500	1,500
Subordinated promissory note payable to former stockholder in semi-annual installments of $88 beginning April 15, 2014, maturing October 15, 2019, bearing interest at a fixed rate of 10% per annum, uncollateralized	875	875	875
Subordinated promissory note payable to former stockholder in semi-annual installments of $25 beginning April 15, 2012, maturing October 15, 2016, bearing interest at a fixed rate of 12% per annum, uncollateralized	250	250	250
Subordinated promissory note payable to former stockholder in semi-annual installments of $25 beginning April 15, 2012, maturing October 15, 2016, bearing interest at a fixed rate of 12% per annum, uncollateralized	250	250	250

Total notes payable to related parties	23,889	21,492	20,294
Less current portion	(2,397)	(2,397)	(2,397)

Notes payable to related parties, net of current portion	$21,492	$19,095	$17,897

TCFS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to periods ended August 5, 2006 and August 4, 2007 are unaudited)

Scheduled maturities of notes payable to related parties at November 4, 2006 are as follows:

(In thousands)
2007	$2,397
2008	2,397
2009	2,397
2010	2,308
2011	1,151
Thereafter	10,842

Total	$21,492

Treasury Stock

The Company’s board of directors approved an Employee Stock Purchase Plan (the Plan) in February of 2002. The Plan allows substantially all of the employees of Town & Country to purchase stock using a formula that estimates the “enterprise value” of the Company. The enterprise value for the periods ended October 29, 2005, November 4, 2006 and August 4, 2007 was $4.24, $11.47, and $18.46 per share, respectively.

Company employees and former employees sold 296,730 shares and 658,242 shares of stock back to the Company for $3.67 per share and $2.66 per share during the year ended October 30, 2004, 222,870 shares for $4.24 during the year ended October 29, 2005, 309,355 shares of stock were sold back to the Company for $11.47 during the year ended November 4, 2006, and 100,244 shares of stock were sold back to the Company for $18.46 during the nine months ended August 4, 2007. The total amount of treasury stock purchased by the Company was $2,838, $943, $3,549, and $1,859 for the periods ended October 30, 2004, October 29, 2005, November 4, 2006, and August 4, 2007, respectively.

Company employees and former employees purchased 103,200, 401,490, 70,406, and 43,582 shares of stock from the Company for $3.67, $4.24, $11.47 and $18.46 per share for the periods ended October 30, 2004, October 29, 2005, November 4, 2006 and August 4, 2007, respectively.

Other

For the years ended October 30, 2004, October 29, 2005 and November 4, 2006, the Company paid approximately $289, $273 and $273, respectively to related parties for the lease of six store locations. For the nine months ended August 4, 2007, the Company paid approximately $204 to related parties for the lease of the six store locations.

10. Common Stock

Effective January 25, 2006, the Company declared a 6:1 common stock split. The common stock split has been retroactively reflected in the financial statements.

11. Benefit Plans

401(k)

In September 1999, the Company established an employee 401(k) profit sharing plan which covers substantially all of its eligible employees. Employees may contribute up to 15% of their base salary up to a maximum amount as determined by Internal Revenue Service regulations. The Company’s contributions to the 401(k) profit sharing plan consist of matching contributions, 50% of the employee’s contributions up to 6% of the employee’s annual salary. Employee contributions are fully vested at all times. Employer contributions are fully vested upon retirement or after five years of service. For the years ended October 30, 2004, October 29, 2005 and November 4, 2006, the Company contributed $236, $238, and $218, respectively.

TCFS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to periods ended August 5, 2006 and August 4, 2007 are unaudited)

12. Income Tax

Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between amounts reported for financial statement purposes and income tax purposes. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Components of the Company's income tax benefit and are as follows:

	Years Ended			Nine Months Ended
	October 30, 2004	October 29, 2005	November 4, 2006	August 5, 2006	August 4, 2007
				(unaudited)	(unaudited)
	(In thousands)
Current:
Federal	$832	$4,015	$6,282	$3,539	$5,555
State	48	354	538	303	476

Total current income tax expense	880	4,369	6,820	3,842	6,031

Deferred:
Federal	1,178	(273)	(644)	(242)	(94)
State	67	(24)	(55)	(21)	(8)

Total deferred tax expense (benefit)	1,245	(297)	(699)	(263)	(102)

Net income tax expense	$2,125	$4,072	$6,121	$3,579	$5,929

A reconciliation of the statutory federal income tax rate to the Company's effective tax rate is as follows:

	Years Ended			Nine Months Ended
	October 30, 2004	October 29, 2005	November 4, 2006	August 5, 2006	August 4, 2007
				(unaudited)	(unaudited)
	(In thousands)
Tax at statutory federal rate	$1,916	$3,548	$5,615	$3,256	$5,449
State and local tax, net of federal benefit	283	498	494	280	468
Permanent and other differences	(74)	26	12	43	12

Tax expense per financial statement	$2,125	$4,072	$6,121	$3,579	$5,929

TCFS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to periods ended August 5, 2006 and August 4, 2007 are unaudited)

Components of deferred tax assets and (liabilities) are as follows:

	October 29, 2005	November 4, 2006	August 4, 2007
			(unaudited)
	(In thousands)
Current deferred tax assets (liabilities):
Inventories	$14	$94	$94
Prepaid insurance	(470)	(368)	(368)
Accrued property tax	(109)	(202)	(202)

	$(565)	$(476)	$(476)

Noncurrent deferred tax assets (liabilities):
Depreciation	$(874)	$(281)	$(171)
Asset retirement obligation	—	15	25
Pension	28	23	23
Self-constructed assets	301	309	291

	$(545)	$66	$168

A valuation allowance must be provided when it is more likely than not that the deferred income tax asset will not be realized. The Company believes that, as of November 4, 2006, the realization of our gross deferred tax assets is more likely than not, and thus, there was no valuation reserve recorded.

13. Commitments and Contingencies

Leases

The Company leases land, building and store equipment under long-term operating leases expiring in various years through 2021. Certain leases require additional rent in excess of base amounts based upon sales. Contingent rent for the years ended October 30, 2004, October 29, 2005 and November 4, 2006 was $52, $66, and $0, respectively. The Company had no contingent rent for the nine months ended August 5, 2006 and August 4, 2007. For the years ended October 30, 2004, October 29, 2005 and November 4, 2006, operating lease expense totaled approximately $903, $966, and $1,025, respectively. Operating lease expense for the nine months ended August 5, 2006 and August 4, 2007 totaled $899 and $1,079, respectively. Certain lease agreements provide for renewal options at the Company’s option on substantially the same terms as the original lease, and some provide for rent escalation clauses based on the occurrence of specific economic events.

As of November 4, 2006, noncancellable base lease rental amounts required to be paid by the Company pursuant to lease contracts for future fiscal years are as follows:

	Third Party	Related party	Total
	(In thousands)
2007	$719	$273	$991
2008	597	273	870
2009	485	273	758
2010	406	273	679
2011	373	272	645
Thereafter	1,904	1,280	3,185

Total	$4,484	$2,644	$7,128

TCFS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to periods ended August 5, 2006 and August 4, 2007 are unaudited)

Letters of Credit

The Company was contingently liable for $4,000 and $4,279 related to irrevocable letters of credit required by various insurers and suppliers at November 4, 2006 and August 4, 2007.

Environmental Compliance

The Company’s motor fuel retail business is governed by federal, state, and local environmental laws. These laws may require the Company to remove or mitigate the environmental effects caused by gasoline spills or underground storage tank leakages. Both Texas and New Mexico have clean-up funds established for the sharing or reimbursement of remediation costs in excess of $5 and $10, respectively, for each site in which remediation action is required. The Company has an active program of monitoring its underground gasoline storage facilities and equipment to ensure environmental compliance. Management believes the Company is substantially in compliance with environmental requirements at November 4, 2006 and August 4, 2007. Management believes adequate liabilities have been established to fund any nonreimbursed remediation costs.

14. Major Suppliers

For the years ended October 29, 2004, October 30, 2005 and November 4, 2006, the Company had one supplier that provided approximately 40%, 58% and 29%, respectively, of its merchandise (other than motor fuel). For the year ended October 30, 2004, the Company had five suppliers that furnished approximately 21%, 17%, 16%, 13% and 11% of its motor fuel. For the year ended October 29, 2005, the Company had four suppliers that furnished approximately 22%, 17%, 14% and 14% of its motor fuel. For the year ended November 4, 2006, the Company had four suppliers that furnished approximately 18%, 13%, 12% and 10% of its motor fuel. Based on the availability of other suppliers in the area, the Company does not believe its operations would be materially affected by the loss of any supplier.

15. Asset Retirement Obligations

Statement of Financial Accounting Standard No. 143, Accounting for Asset Retirement Obligations, requires the Company to recognize a liability for the present value of all legal obligations associated with the retirement of tangible long-lived assets and to capitalize an equal amount as a cost of the asset and depreciate the additional cost over the estimated useful life of the asset.

At November 4, 2006, the asset retirement obligation related to the Company’s legal obligation to remove underground storage tanks was $405 and is classified in other noncurrent liabilities in the consolidated balance sheets. Accretion expense for the asset retirement obligation for the years ended October 30, 2004, October 29, 2005 and November 4, 2006 was $22, $24, and $28, respectively, and is classified in interest expense in the consolidated statements of operations.